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Exhibit (10)bb.
TERMS AND CONDITIONS TO TRADEMARK LICENSE AGREEMENT

These terms and conditions to trademark license agreement and all exhibits referenced herein, dated as of December 17, 2019 (“T&C”) are hereby incorporated by reference into one (1) or more Schedules executed between Levi Strauss & Co. (“LS&Co.”) and Licensee as though set forth in full. The T&C and each Schedule (including its exhibits) constitute a separate trademark license agreement (“Agreement”) between the parties. In the event of a conflict between the T&C and a Schedule (including its exhibits) with respect to the Agreement, the Schedule (including its exhibits) shall govern and control. All capitalized terms are defined in the T&C, Exhibit A attached hereto, or a Schedule. LS&Co. and Licensee agree as follows:
1.    Grant of License

1.1    Grant of License. Subject to the terms of this Agreement, LS&Co. grants to Licensee, and Licensee accepts, an exclusive, non-assignable right to use the Trademarks solely as set forth in this Agreement, solely in connection with the manufacture, advertising, distribution and sale of Products to Approved Retailers for resale by those Approved Retailers within the Territory. At all times, the exclusivity described by this grant extends only to those specific forms of trademarks as specifically authorized by this Agreement. Licensee acknowledges and understands that LS&Co. sells products under and licenses other brands and trademarks that may derive from, refer to or include terms that form part of the Trademarks, and sells and licenses other products that may use the Trademarks. For purposes of clarity, subject to LS&Co.’s right to remove exclusivity under Section 13.2 and any Exceptions to Exclusivity, the exclusivity of this license shall apply to the Products manufactured, advertised, distributed, and sold to Approved Retailers only, for resale within the Territory, and LS&Co. and/or its authorized third party partners shall be permitted to manufacture, sell, and market the Products to non-Approved Retailers in the Territory.

1.2    Exceptions to Exclusivity. LS&Co., including its authorized third-party partners, may manufacture, market, distribute and sell in the Territory:

(a)    The Products at (i) LS&Co.’s owned Levi’s® stores and Dockers® stores and franchised Levi’s® stores and Dockers® stores, levi.com, dockers.com, e-commerce websites, and outlets operating under the Levi’s® or Dockers® brands, (the “Stores”).

(b)    any third-party marketplace website (including without limitation Amazon Marketplace and Facebook Marketplace).

(c)    Any other Exceptions to Exclusivity set forth in a Schedule.

LS&Co.’s ability to manufacture, market, distribute, and sell Products under the Exceptions to Exclusivity shall also apply to any subsidiary acquired by LS&Co. and wholly owned by LS&Co. on or after the Effective Date and any such subsidiary’s owned and operated brick and mortar stores and e-commerce site(s) shall be deemed a “Store.”

1.3    Removal of Countries from Licensed Territory. LS&Co. may from time to time remove countries, regions or other geographic designations from the Territory if, (i) based on an assessment of any country, region or other geographic destination under the GSOG by LS&Co. or its authorized representatives, LS&Co. determines that LS&Co.

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and/or Licensee should not conduct its business, or certain elements thereof, in such country, (ii) if Licensee fails to distribute Products in any given region, country, or Approved Retailer, within an Annual Period, then Licensee shall forfeit the rights granted in this Agreement to that region, country, geographic destination, or Approved Retailer; or (iii) if a country becomes prohibited by applicable law, the prohibition shall be automatic as of the effective date of such law without need of any notice from LS&Co. Where LS&Co. removes a country region or other geographic designation from the Territory pursuant to 1.3(i), LS&Co. shall use reasonable efforts to give Licensee reasonable prior notice thereof.

2.     Term

2.1    Term. The Agreement shall be effective during the Initial Term and any Renewal Term unless earlier terminated in accordance with the terms of this Agreement.

2.2    Renewal Term. The Agreement may be renewed for a Renewal Term in LS&Co.’s sole discretion. If Licensee desires to renew the Agreement, Licensee must submit a written request for renewal to LS&Co. during the Renewal Notice Period. The Agreement shall be eligible for consideration of renewal only if: (i) Licensee is in compliance with all terms and conditions of the Agreement, (ii) there is no outstanding Event of Default as defined in Section 13.1 existing on the date that Licensee delivers its request for renewal or at any time during the balance of the Term, and (iii) with respect to the Renewal Term, Licensee must meet or exceed the Minimum Renewal Sales. Licensee shall include with its renewal request data demonstrating that the renewal conditions are met, along with Licensee’s projected Sales Plan during the Renewal Term, and strategies to achieve the projected Sales Plan during the Renewal Term. Within thirty (30) days after receipt of Licensee’s renewal request, LS&Co. shall notify Licensee whether or not the Agreement shall be considered renewed. If the Agreement is not renewed, it shall expire and terminate at the end of the Initial Term. Licensee’s failure to timely deliver its written request for renewal shall be treated as a final decision by Licensee that it has elected not to renew this Agreement.

2.3    During the Term, except as otherwise approved in writing by LS&Co., Licensee shall not (and shall ensure that its Affiliates shall not), either directly or indirectly, for itself, or through, on behalf of, or in connection with any third party operate a business in direct competition with LS&Co. or its Affiliates. For purposes of clarity, the following shall not be deemed a breach of this Section 2.3: (i) Other Relationships; and (ii) other licensing arrangements approved by LS&Co. in writing pursuant to Section 12.2.

3.    Royalties

3.1    Guaranteed Minimum Royalty. Subject to Section 3.2 below, Licensee shall pay LS&Co. the Guaranteed Minimum Royalty in equal installments on December 1, March 1, June 1 and September 1 on each Quarter for each Annual Period.

3.2    Earned Royalties. Licensee shall pay to LS&CO. First Quality Earned Royalties, Second Quality Earned Royalties, and any MFO Earned Royalties on Net Sales of all Products (collectively, “Earned Royalties”) on each Quarter for each Annual Period.

At the end of each Quarter, if and only if Licensee’s cumulative Earned Royalties to date for an Annual Period exceed the Guaranteed Minimum Royalty for that Annual Period Licensee must pay the excess amount (“Excess Royalty Payment”). The Excess Royalty

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Payment is due thirty (30) days after the end of the Quarter in which the Licensee exceeds the Guaranteed Minimum Royalty. After an Excess Royalty Payment has been made for any Quarter in an Annual Period, there will be no more obligations for the payment of any remaining Guaranteed Minimum Royalty for that Annual Period and at the end of each remaining Quarter for that Annual Period.

For Net Sales of any Second Quality Products, Licensee shall pay to LS&Co. the Second Quality Earned Royalties and for Net Sales of any MFO Products, Licensee shall pay to LS&Co. the MFO Earned Royalties; provided, however, that in the event Licensee’s Net Sales of Second Quality Products and MFO Earned Royalties for any Annual Period exceed the Second Quality Threshold, Licensee shall pay LS&Co. the First Quality Earned Royalties on all Products sold that exceed the Second Quality Threshold during that Annual Period. For any such Annual Period, Licensee shall pay LS&CO. at the time it delivers the fiscal year annual statement for that Annual Period as described in Section 9.2, First Quality Earned Royalties on Net Sales of all Products sold (including Second Quality Products) during the Annual Period, less any Earned Royalties that Licensee has previously paid to LS&CO. for such sales.

3.3    No Cross-Collateralization. Any monies paid or payable to LS&Co. under any section of this Agreement shall be accounted for separately and distinctly, and shall not be used to offset any other amount paid or payable to LS&Co. For the sake of clarity, Licensee may not offset gains and losses from a different Territory, Annual Period, geography, sales channel, or other product category as applicable.

3.4    Payment Mechanics.

(a)     Licensee shall make royalty and all other required payments to LS&Co. in U.S. Dollars by wire transfer to:

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(i)    if Guaranteed Minimum Royalty, then: [***]
(ii)    if Marketing Contribution, then: [***]
(iii)    if Excess Royalty Payment, then: [***]

All royalty payments shall be received by LS&Co. by the 1st day of each Quarter based on Net Sales of the previous Quarter just ended. Licensee shall provide LS&Co. with written documentation of the wire transfer within five (5) days of each such transfer. If a payment is not received when due for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which it became due, at a rate equal to [***] percent ([***]%) over the base rate (expressed as an annual rate) announced from time to time by Citibank N.A. New York (or its successor) as then in effect. If, upon any examination of Licensee’s books and records as provided by Section 9, LS&Co. discovers any royalty underpayment by Licensee, then Licensee shall make, within thirty (30) days after LS&Co.’s demand, all payments required to be made to correct and eliminate the underpayment. In addition, if that examination reveals an underpayment of more than [***] percent ([***]%) for any Quarter, then Licensee shall reimburse LS&Co. for LS&Co.’s expenses in performing the examination.

(b)    Currency Conversion. Payments shall be computed in U.S. Dollars, converted to U.S. Dollars, and then transmitted as noted above. For purposes of calculating any payment that requires conversion from local currency to U.S. Dollars, local currency

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shall be converted to U.S. Dollars according to the exchange rate published by Bloomberg on the date payment is due (or, if that is not a business day, the immediately preceding business day). However, if a payment is transmitted after the date payment was originally due, the currency exchange rate used shall be the rate as of the date payment was originally due or the rate as of the date the payment is transmitted, whichever rate yields the larger amount in U.S. Dollars. Licensee shall bear the cost of conversion and remittance of payments to LS&Co.

3.5    Monthly Selling Report. Within thirty (30) days after the end of each calendar month, Licensee shall prepare and furnish to LS&CO. a monthly selling report in a format provided by LS&Co.

3.6    Quarterly Royalty Statement. A royalty statement for each Quarter shall be prepared and furnished by Licensee to LS&Co. with respect to each quarterly period ended the last business day of February, May, August and November of the Term and shall be furnished to LS&Co. within thirty (30) calendar days of the end of each such period. The quarterly royalty statement shall include Net Sales for First Quality Products by account, Net Sales for Second Quality Products by account, Net Sales for any MFO Products by account, Net Sales for Closeouts by account, net returns by account and a calculation of royalties for the Quarter. All royalty statements shall be transmitted to LS&Co. through MBX, Licensing at licensingga@levi.com or via such other method as may be designated by LS&Co. from time to time (whether by electronic transmission, fax or mail). Licensee shall include with each quarterly royalty statement a written certification of statement accuracy by Licensee’s Chief Financial Officer of accounting firm.

3.7 Annual Royalty Statement. Annually, within 30 days following the close of each Annual Period, Licensee shall submit to LS&Co. a statement in the form provided by LS&Co., certified by Licensee’s Chief Financial Officer, showing for the preceding Annual Period:

(a)    aggregate Net Sales in U.S. Dollars and unit volume by country and a calculation of Earned Royalties by country;

(b)    a listing of each retailer and distributor by country to which Licensee sold Products in such period and the sales in dollars and unit volume to each such retailer or distributor in such period; and

(c)    aggregate gross sales, aggregate returns and aggregate Net Sales of all Products by product category by country.

3.8    Reporting Requirements. LS&Co. may, from time to time, revise the report process and format described above. Upon notice from LS&Co., Licensee shall comply with the revised reporting requirements as determined by LS&Co.

4.    Marketing and Sales

4.1    Sales Plan. On or before September 1 of each Annual Period, Licensee shall deliver to LS&Co. the Sales Plan for the upcoming Annual Period.

4.2     Marketing Contribution

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(a) Guaranteed Marketing Contribution. Subject to Section 4.2 (b) below, Licensee shall pay to LS&Co. the Guaranteed Marketing Contribution in equal installments on December 1, March 1, June 1, and September 1 on each Quarter for each Annual Period.

(b) Earned Marketing Contribution. Licensee shall pay to LS&Co. the Earned Marketing Contribution on each Quarter for each Annual Period.

At the end of each Quarter, if and only if Licensee’s cumulative Marketing Contributions to date for an Annual Period exceed the Guaranteed Marketing Contribution for that Annual Period, Licensee must pay the excess amount (“Excess Marketing Payment”). The Excess Marketing Payment is due thirty (30) days after the end of the Quarter in which the Licensee exceeds the Guaranteed Marketing Contribution. After an Excess Marketing Payment has been made for any Quarter, there will be no more obligation for the payment of any remaining Guaranteed Marketing Contribution for that Annual Period and at the end of each remaining Quarter for that Annual Period, the Earned Marketing Contribution will be paid on the Net Sales of that relevant Quarter. Earned Marketing Contributions shall be separate from and shall not be subject to credit for expenditures by Licensee for cooperative advertising, trade advertising, fixture programs, trade shows, sampling or any other promotional or sales material. LS&Co. shall use these funds for consumer marketing of the Brand and branded products through the channels of trade and at the times and in the manner as LS&Co. may determine, Licensee acknowledging that it may not receive any direct or pro rata benefit from its Earned Marketing Contributions.

(c) Marketing Spend. During each Annual Period, Licensee shall use the Marketing Spend for that Annual Period on the following activities: (i) in store environment, including but not limited to fixturing costs, and (ii) other approved items, such as merchandise coordinators. Licensee will provide LS&Co. with documentation outlining marketing activities and the actual Marketing Spend with its annual report. If Licensee’s actual aggregate Marketing Spend is less than the Marketing Spend set forth on a Schedule (based on actual Net Sales for the applicable Annual Period), Licensee will pay LS&Co. an amount equal to the unspent Marketing Spend. All Marketing Spend must be pre-approved by LS&Co.
Marketing Contribution and Marketing Spend shall be separate from, and shall not be subject to credit for, expenditures by Licensee for cooperative advertising, trade advertising, trade shows, sampling, or any other promotional or sales material not included in the Marketing Plan.
4.3    Showroom. No later than the Effective Date, Licensee at its sole expense shall establish, and then maintain during the Initial Term of this Agreement, and Renewal Term, if any, a showroom in New York dedicated exclusively to Products (the “Showroom”). Design and decor of the Showroom shall be subject to LS&Co.’s approval.
4.4    Business Materials. Licensee shall not use any business materials, including, without limitation, invoices, stationery, advertising, promotional materials, sundries, labels, packaging, fixtures, posters or graphics, bearing any of the Trademarks, unless such materials comply with LS&Co.’s trademark use standards as contemplated by Section 11.8 and unless Licensee shall have first obtained LS&Co.’s approval of the use. Any approval granted by LS&Co. shall be effective until revoked by LS&Co. To the extent LS&Co.’s approval relates only to a seasonal collection of Products, Licensee shall not use such packaging or business materials without LS&Co.’s separate specific approval after completion of the season to which the collection relates. Licensee also agrees not to use any document for HR purposes, labor management matters, or in any other employment-

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related context (including paychecks) that make reference to or incorporate any of the Trademarks.

4.5    Retailer-Level Advertising. Licensee shall work directly with the Approved Retailers to plan and execute retailer-level advertising (including cooperative advertising if requested by LS&Co.) and events. LS&Co. shall provide guidelines for such advertising including, without limitation, acceptable trademark and/or logo usage, recommendations of layout, models, styling, size and placement of advertising. Licensee shall use reasonable efforts to ensure Approved Retailer compliance with those guidelines. Licensee shall not use cooperative advertising or other advertising materials prepared by Licensee for Approved Retailers without first obtaining LS&Co.’s approval of such materials. Any cooperative or other advertising developed under this Section 4.5 shall be limited to use during the seasonal collection of Products to which such advertising relates.

4.6    Retail and Visual Presentations

(a)     Licensee, at its sole expense, shall develop all visuals used at retail, including packaging, fixtures, point of sale materials and visual merchandising materials. Licensee shall provide LS&Co. with a timetable for the development of such materials. LS&Co. may provide reasonable guidelines for the development of such materials, and use of all such materials shall be subject to LS&Co.’s prior approval. Licensee at its expense may use the vendors and creative agencies used by LS&Co. for similar projects. If Licensee decides not to use such vendors, it shall nonetheless be required to comply with guidelines provided by LS&Co. If LS&Co. reasonably determines that any materials produced by a vendor selected by Licensee do not meet LS&Co.’s quality standards, Licensee shall upon LS&Co.’s request select and use an alternate vendor approved by LS&Co.

(b)    Licensee shall use reasonable efforts to secure premium retail locations, custom fixturing and strong image positioning for the Products on the retail floor. Licensee shall work with Approved Retailers to update the location, fixturing and positioning on a regular basis. Licensee shall not provide, both during the Initial Term and Renewal Term, if any, and after its expiration or termination, packaging, fixtures, point of sale, visual merchandising or related materials to any person or entity other than to an Approved Retailer and LS&Co.
4.7    Trade Advertising; Publicity
(a)     Licensee shall be responsible for the development, at Licensee's sole expense, of all advertising in trade or industry publications. Licensee shall submit all such advertising to LS&Co. for its approval prior to its submission to the publication. Licensee shall use LS&Co. branded apparel or accessories in all Product advertising whenever a head to toe shot or visual requiring other product categories is required. If LS&Co. or one of its licensees does not have a product category required for the advertisement, then LS&Co. and Licensee shall choose an alternate brand for that product category, it being understood that Licensee shall: (i) be responsible for obtaining appropriate legal advice concerning such use; (ii) cause all trademark or other identifying marks or features visible on the item to be removed from or obscured in the final image prior to publication; and (iii) be responsible in all respects to the maker of the alternative product. If removing or obscuring the mark is impossible because of the nature of the product or is unsatisfactory from an aesthetic or legal perspective, then Licensee and LS&Co. shall select another product.
(b)    Licensee shall maintain editorial contacts within its industry and shall use reasonable efforts to gain editorial coverage for Products in relevant industry

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publications. Licensee shall not, however, make any press or other public communications regarding LS&Co., the Brand or Product plans and strategies, sales or earnings of the Products or the status of the relationship between LS&Co. and Licensee, without in each case first obtaining LS&Co.’s approval, it being understood that LS&Co. anticipates that it shall coordinate all major programs to publicize or promote the Products.

4.8    Merchandise Coordinators. Licensee shall provide, at its sole expense, merchandise coordinators as appropriate for the Products. Licensee’s merchandise coordinators shall take appropriate actions intended to facilitate Product presentation at retail that is consistent with visual standards and strategic objectives appropriate to products bearing the Trademarks. Licensee shall provide appropriate training to both its coordinators and Approved Retailer sales associates, using LS&Co. provided information to illustrate overall brand strategies and visual standards.

4.9    Marketing Coordination. The senior executives of Licensee responsible for marketing the Products shall attend marketing coordination meetings as requested by LS&Co. These meetings shall include discussion of marketing, publicity, promotion, advertising, visual programs, use of Trademarks, and development of annual and seasonal marketing plans. Representatives from other licensees of the Trademarks and creative vendors of LS&Co. may be present as LS&Co. may decide. LS&Co. shall schedule marketing coordination meetings upon reasonable advance written notice and at times consistent with market calendars.

4.10    Research. LS&Co. may, at its discretion and sole expense, perform research about consumer reaction to advertising or product initiatives involving Products. LS&Co. shall inform Licensee in advance of such research. Licensee shall participate in such research if invited to do so by LS&Co.

5.    Product Designs

5.1    Design Schedule. All designing of Product, whether by LS&Co. or Licensee, shall be performed in compliance with a design schedule agreed upon at the start of each season’s design period (the “Design Schedule”). An example of such a schedule is set forth in a Schedule. Such Design Schedule shall specify (a) deadlines (the “Deadlines”), which shall be strictly observed, and (b) target dates (the “Target Dates”), which the parties shall exercise their best efforts to meet.

5.2    Design Approval. Licensee shall not produce or sell any Product unless LS&Co. approves of the design and the collection therefor under this Section 5. Licensee shall produce at least [***] ([***]) collections per Annual Period, for the Spring/Summer & Fall/Winter seasons and not less than [***] ([***]) Styles for each collection (including Styles that have been carried forward from the preceding season). For purposes of this Section 5, a “Style” shall mean a specific shape of a Product in a particular fabrication. Licensee shall submit to LS&Co., for LS&Co.’s approval in accordance with the Design Schedule, all proposed designs and collections, through vehicles and formats acceptable to LS&Co. If LS&Co. approves, but specifies modifications, in any design or collection, then Licensee shall incorporate those modifications in the final form of that design or collection. In addition, LS&Co. may submit proposed designs to Licensee. Licensee shall in good faith consider these designs, and Licensee and LS&Co. shall mutually decide whether to use or adapt for use the proposed designs. LS&Co. shall have the sole right to determine which Trademarks (and which combinations, forms or derivatives of such trademarks) shall be used in connection with each particular Product. Licensee acknowledges and agrees that LS&Co.’s approval in this regard is given only as to branding

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considerations, and does not indicate LS&Co.’s approval that a given design, collection, or Product is legal or that it does not infringe the rights of any third party. Licensee shall at all times ensure that any and all designs provided by it to LS&Co. shall be legally available for use by LS&Co. without liability to a third party. Licensee shall fully indemnify LS&Co. from all claims, loss, expenses or damages incurred as a consequence of its liability. Design approval granted by LS&Co. shall remain in effect for the season for which it was granted. For the sake of clarity, Licensee must seek LS&Co. design approval for each new season.

6.    Products; Quality Control

6.1    High Quality of Products; Submission of Samples. All Products shall be of highest quality and consistent with that associated with Trademarks, and that all Products shall be free of defects in design, materials, and workmanship. Licensee shall not market or sell any Products without first obtaining LS&Co.’s approval of the Products through the process described herein. Licensee shall submit to LS&Co., at Licensee’s sole expense, [***] Samples of each different style of a Product prior to any commercial production of that Product. Samples shall be delivered for the fall and spring seasons, twice each Annual Period. The Samples shall comprise every Style in the line, delivered by December 1, (for Fall Samples), and June 1 (for Spring Samples). LS&CO. shall pay for any additional Samples it requests at a price equal to Licensee’s first factory cost for the item. If LS&CO. rejects a Sample, whether on the basis of Trademark use, style, design, dimensions, details, colors, materials, workmanship, quality or otherwise, it shall give Licensee a brief explanation of the reasons for the rejection, and may make suggestions for modifying the Sample. Licensee shall promptly correct such Sample and resubmit it for LS&Co.’s approval through the same process. “Sample” means a prototype or actual sample of a Product from which commercial production shall be made; a Sample shall reflect key product attributes including, without limitation, the type and quality of materials, colors and workmanship. LS&Co. shall have no obligation to approve, review or consider any Sample the submission of which did not comply with the required submission procedure. Licensee shall either destroy Samples or dispose of them through methods (for example, deposit in a sample archive or an employee sample sale) which do not involve placement into the marketplace.

6.2    Compliance with Sample. Licensee shall present for sale, through the showing of each seasonal collection to the trade, Products identical in all respects to approved Samples. Licensee shall ensure that all Products manufactured and sold by Licensee adhere in all respects (including, without limitation, use of Trademarks, materials, colors, workmanship, dimensions, styling, detail and quality) to Samples approved by LS&Co. If any Product is, in the sole discretion of LS&Co., not being manufactured or sold in adherence to the Trademark uses, styles, designs, dimensions, details, colors, materials, workmanship and quality embodied in the Samples or otherwise approved by LS&Co., LS&Co. shall notify Licensee in writing and Licensee shall immediately stop selling the Product, and either (i) change the Product to so conform as confirmed by LS&Co. or (ii) dispose of remaining inventory by selling the Products as Seconds to those Approved Retailers approved under this Agreement or by destroying the Products.

6.3     Withdrawal of Approval. LS&Co. shall have the right, in its sole discretion, to withdraw its approval of a Product, whether or not the Product is complying. Upon receipt of written notice from LS&Co. of its decision to withdraw approval, Licensee shall immediately stop selling the Product as a First Quality Product and instead sell the Product as a Second Quality Product only to those Approved Retailers of Second Quality Products. Licensee may, however, complete work in progress and utilize materials on hand

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provided that it submits proof of that work in progress to LS&Co. and sells those Products as Closeouts to Second Quality Approved Retailers.

6.4    Production Line. Upon written request by LS&Co., Licensee shall provide to LS&Co., at Licensee's expense, one full production line of the initial season’s collection of Products, including each different Style of a Product. Licensee shall provide to LS&Co. additional production lines or portions of lines of Products at LS&Co.’s written request upon payment by LS&Co. of an amount equal to Licensee's first factory cost for the Products.

6.5    Second Quality Products. In the case of Seconds, Licensee, if possible given the nature of the Product, shall remove the Trademarks from the Product or prominently mark all such Products with the legend “second” or “irregular,” or a red-line. Licensee may then sell such Seconds only to the Second Quality Approved Retailers. Licensee shall not sell any Products incorporating any labels or other identification bearing any of the Trademarks as seconds, damaged or defective merchandise without first obtaining LS&Co.’s approval.

6.6     Other Product Characteristics; Product Safety Standards; Animal Welfare. Licensee shall ensure that (i) all Products shall be suitable for their intended purposes; that no injurious, unlawfully flammable, poisonous, deleterious, or toxic substances or materials relating to hazardous substances (“Hazardous Substances”) or any of the chemicals identified in the LS&Co. Restricted Substance List available, as updated from time to time, at https://www.levistrauss.com/how-we-do-business/sustainability-resources-and-commitments/ (the “RSL”), shall be used in or on the Products; (ii) the Products in normal or foreseeable use shall not harm the user; and (iii) and that the Products shall be manufactured, advertised, labeled, sold and distributed in compliance with all applicable laws and regulations, including but not limited to the U.S. Consumer Product Safety Act, Consumer Product Safety Improvement Act of 2008 and any related legislative updates, and in accordance with LS&Co. standards relating to flammability, detachable hardware, the Youthwear Product Safety Process, if applicable, and other matters. In addition, Licensee shall ensure that all Products are sourced in compliance with LS&Co.’s Animal Welfare Policy, as updated from time to time, at https://www.levistrauss.com/how-we-do-business/sustainability-resources-and-commitments/.
Licensee shall not sell any Product that does not meet the requirements of this section. Should Licensee become aware (or receive notice from LS&Co.), that any Product does not or no longer meets the requirements of this section, Licensee shall immediately cease selling or in any way distributing that Product. Upon request from LS&Co. from time to time, Licensee or its subcontractor shall verify that no Hazardous Substances or restricted substances are contained in the Products, and that products sourced from animals comply with LS&Co.’s Animal Welfare Policy. Licensee will maintain sufficient quality control standards to ensure compliance with the above and will provide documentation to LS&Co. demonstrating, to LS&Co.’s satisfaction, the effectiveness of such standards. For the sake of clarity, Licensee shall be responsible for maintaining compliance at all times with LS&Co. standards, as described in this Agreement, the RSL, and within the Animal Welfare Policy, which may be updated from time to time.

7.    Personnel and Cooperation

7.1    Designation of Managerial Personnel. Licensee shall at all times employ a senior manager (“Manager”), reasonably satisfactory to LS&Co., who shall be responsible for oversight of the production, merchandising, distribution and promotion of the Products. The initial Manager may be designated on a Schedule.

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7.2     Designation of Design Personnel. Licensee shall at all times employ designer(s) (“Designer(s)”), reasonably satisfactory to LS&Co., who shall be responsible for oversight of Product design, direction and development. The initial Designer(s) may be designated on a Schedule.

7.3    Approval Right as to Certain Personnel. LS&Co. will have the ongoing right to approve or reasonably disapprove of the service of individuals who serve as Licensee’s senior manager and designer(s) as to the role that such individuals play in Licensee’s business. If at any time LS&Co. disapproves of such an individual, Licensee agrees to remove him/her from the role that LS&Co. disapproves.

7.4    Consultation. Licensee and LS&Co. shall make their respective personnel, and shall use reasonable efforts to make the personnel of any of their contractors, sub-licensees, suppliers and other resources, available for consultation with the other party during normal business hours. When requested by LS&Co., Licensee shall make available senior executives of Licensee to discuss matters arising under this Agreement.

7.5    LS&Co. Management Personnel. Upon Licensee’s reasonable request, LS&Co. shall attempt to make key management personnel available to participate in Licensee retailer visits, trade shows, or similar events.

7.6    Computer Network. Upon LS&Co.’s reasonable request, Licensee will enable itself to use and shall use, with LS&Co. and other LS&Co. licensees, an extranet or other electronic linkage reporting system as specified by LS&Co. Licensee shall at its expense (not to exceed [***] in any Annual Period) acquire and maintain appropriate enabling hardware, software and enhancements.

7.7    Non-Solicitation. During the Term and for a period of twelve (12) months thereafter, neither party shall, directly or indirectly, on its own behalf or on the behalf of or in conjunction with any other party, attempt to or actually recruit, solicit, engage in prospective employment discussions, or hire any employee or former employee of the other party that is (a) on the team directly supporting performance under this Agreement or (b) a vice president or higher ranking executive of the other party. Nothing herein shall prevent a hiring party from engaging in any general solicitations for employees or public advertising of employment opportunities not directed at such employees and hiring an employee or former employee responding thereto, provided that such searches are not targeted at the other’s employees.

8.    Distribution

8.1    Overview. The retail distribution of products bearing the Trademarks is of critical importance to LS&Co. Such distribution affects the ability of LS&Co. to, among other things, reach the target consumers of the Brand, maintain the reputation and integrity of the Trademarks, enhance the image of the Brand and facilitate consistency in product presentation and assortment. Those concerns, and LS&Co.’s commercial need to maintain flexibility in its distribution strategies and policies, underlie the provisions of this Section 8. Accordingly, Licensee shall market, sell, and distribute Products in the Territory in accordance with its provisions. Retailers approved by LS&Co. as First Quality Approved Retailers and Second Quality Approved Retailers (including any MFO Retailers) and identified as such on a Schedule, respectively are referred to as “Approved Retailers.” Sales of Products through e-commerce websites maintained by Approved Retailers that are already authorized by LS&Co. to sell the Products on their e-commerce platform as of

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the Effective Date shall be deemed approved and a Permissible Website under Section 8.7(b); provided, however, that LS&Co. shall have the right at any time to disapprove such e-commerce sales. All other e-commerce sales of Products require the prior written approval of LS&Co.

8.2    First Quality Products. Licensee may market, sell and distribute First Quality Products only to: (i) First Quality Approved Retailers and (ii) LS&Co. and its Affiliates. Licensee shall not market, sell or distribute First Quality Products to Second Quality Approved Retailers or MFO Retailers without LS&Co.’s prior written approval in each instance. In the event that, with LS&Co.’s advance written approval, Licensee sells First Quality Products to a Second Quality Approved Retailers or any MFO Retailers, unless otherwise agreed in writing by LS&CO, Licensee must pay to LS&Co. the First Quality Earned Royalties on such Products. Licensee acknowledges that LS&Co. may at its sole discretion, during discussion of the Sales Plan or otherwise, determine that certain Products may be sold by Licensee only to First Quality Approved Retailers.

8.3    Second Quality Products & MFO Products, if applicable. Licensee may market, sell and distribute Second Quality Products only to: (i)  Second Quality Approved Retailers and (ii) LS&Co. and its Affiliates. Licensee may market, sell and distribute MFO Products only to: (i) MFO Retailers, if any, and (ii) LS&Co. and its Affiliates. Licensee shall not market, sell or distribute Second Quality and MFO Products to any First Quality Approved Retailer without LS&Co.’s prior written approval in each instance.

8.4    Additional Approved Retailers. Licensee may ask LS&Co. at any time to add additional retailers as First Quality Approved Retailers or as Second Quality Approved Retailers or any MFO Retailers. Licensee shall make any such requests in writing to LS&Co. in which Licensee shall include all relevant information and any additional information that LS&Co. may request. LS&Co. may approve or reject the request in its sole discretion. If LS&Co. approves an additional retailer, then LS&Co. shall prepare and distribute a new version of the applicable exhibits designating the First Quality Approved Retailers and/or Second Quality Approved Retailers and/or MFO Retailers in a Schedule, as the case may be, which shall supersede any previous exhibit in such Schedule. Such approvals and distribution of updated exhibits may be made via email.

8.5    Withdrawal of Approval. LS&Co. may in its sole discretion withdraw approval of any Approved Retailer by giving written notice to Licensee. After Licensee's receipt of such notice, Licensee may ship Products to the retailer for a period of thirty (30) days. If Licensee has executed supply contracts with a disapproved retailer which require Licensee to ship beyond thirty (30) days, Licensee shall provide LS&Co. with a copy of any such contract for LS&Co.’s consent to ship beyond the thirty (30) day period, and Licensee may fulfill any non-cancelable portion of that supply contract or, at LS&Co.’s option, LS&Co. may pay Licensee any cancellation penalty amounts due under the supply contract, in which case Licensee shall not fulfill the contract. Licensee recognizes that LS&Co. may from time to time change its distribution profile and account policies, or take actions in implementing and enforcing its account policies, and that such actions may result in the withdrawal of approvals. If LS&Co. withdraws approval of a retailer, then LS&Co. shall prepare and distribute a new exhibit to a Schedule, which shall be effective going forward.

8.6    Accommodation Sale. Licensee may make accommodation sales of Products to its employees. Licensee shall pay LS&Co. the First Quality Earned Royalties on the Net Sales of such accommodation sales.

8.7    Prohibited Sales and Internet.

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(a)    Licensee shall not market, sell or distribute any Products through or to any person or entity except as expressly provided in this Section 8. For example, Licensee shall not sell Products (i) to any wholesaler, jobber or exporter or (ii) directly to consumers except through a Licensee-owned brick-and-mortar retail store approved under Section 8.2 or 8.3, or Permissible Website as described in Section 8.7(b). For the avoidance of doubt, if LS&Co. permits Licensee to sell the Product through a Licensee-owned e-commerce platform, then Licensee will comply with LS&Co.’s Retail Policies, as updated from time to time. LS&Co. may withdraw its approval for such e-commerce sales at any time upon written notice to Licensee. Licensee shall not, without LS&Co.’s prior approval, sell any Products to any third party (including an Approved Retailer) which, directly or indirectly, sells or, Licensee knows or has reason to know, proposes to sell, such Products outside the Territory, or sell or proposes to sell Products through the Internet unless such third party has been approved by LS&Co. to sell Products through the Internet. Licensee shall use reasonable efforts to prevent any such resale outside the Territory or through an unauthorized vehicle and shall, immediately upon receiving notice from LS&Co. or otherwise learning that an Approved Retailer is selling Products outside the Territory or through an unauthorized vehicle, cease all sales and deliveries to that Approved Retailer.

(b)    Licensee shall not market or offer for sale the Products on or through any publicly accessible website, including, without limitation, any third-party marketplace website (including without limitation Amazon Marketplace and Facebook Marketplace), without the prior written consent of LS&Co., which shall approve the same on a case-by-case basis. Any third-party marketplace website approved by LS&Co. must be operated and controlled by Licensee. Once approved by LS&Co., such websites shall be referred to as “Permissible Websites”. In its online sales, Licensee shall comply with any and all applicable laws, rules, regulations, and policies related to the advertising, sale and marketing of the Products of such Permissible Website.

(c)    In marketing the Products on the Permissible Websites, Licensee shall only use images of Products either supplied by or authorized by LS&Co. and shall keep all Product descriptions up to date. Licensee’s use of the Trademarks on the Permissible Websites shall be in conformance with any guidelines that may be provided in writing by LS&Co. and must be commercially reasonable as to the size, placement, and other manners of use.

(d)    Licensee shall notify LS&Co. immediately in writing in the event of the Licensee becoming aware of any sales of Products online by unauthorized third-party sellers or credible allegation thereof. Upon such notification, LS&Co. shall have the sole right to determine whether or not any action shall be taken on account of such infringement or imitations. Licensee shall not make any statement or compromise, institute any suit nor take any action on account of any such infringement or imitations without first obtaining the written consent of LS&Co. to do so. Licensee shall cooperate with LS&Co. in relation to any action or proposed remedial action to combat such infringing or passing off activity, including providing information, cooperation and assistance, and, if requested by LS&Co., at Licensee’s expense, filing or supporting removal requests under the procedures of a Permitted Website, “Take Down” requests under the Digital Millennium Copyright Act, or any other such request or demand LS&Co. deems necessary to protect any Intellectual Property of LS&Co.

8.8    Sales to LS&CO. At the request of LS&Co., Licensee shall make available for purchase, Products to LS&Co. or any of its Affiliates. The terms of such sales to LS&Co. or its Affiliates shall be made in accordance with the terms of the Addendum to

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Trademark License Agreement, attached hereto as Exhibit B, which the parties shall execute to govern such sales. For the avoidance of doubt, there shall be no royalty owed on any sales of Products to LS&CO. and its Affiliates and such sales will not count towards the Guaranteed Minimum Royalty described in Section 3.1.

8.9    Approved Distributors. Licensee shall have the right to subcontract the distribution of Products to Approved Distributors (but only within the Territory and subject to the terms of this Agreement) so long as (a) Licensee has given prior written notice of such proposed subcontract arrangements to LS&Co., including the name, address and such other information concerning the proposed Approved Distributors as may be requested by LS&Co. (which shall include, without limitation, information regarding any affiliation or other relationship between the proposed Approved Distributor and Licensee) and (b) LS&Co. has given Licensee its prior written approval of each proposed Approved Distributor. The Approved Distributors as of the Effective Date are identified in a Schedule.

(a)    Licensee acknowledges that approval of each proposed Approved Distributor shall not impose upon LS&Co. any liability for error, omissions, negligence, fraud or other acts of Approved Distributor. Licensee shall ensure that the terms of such agreement do not conflict with the terms of this Agreement, and where necessary or expedient, shall impose upon Approved Distributor any obligations which Licensee is required to abide by, and which may require assistance or cooperation of Approved Distributor(s) to fulfill, including but not limited to compliance with LS&Co.’s GSOG. Licensee shall provide LS&Co. with a copy of each executed agreement with any Approved Distributor.

(b)    Licensee’s Responsibility for Approved Distributors. Licensee shall be fully responsible for all work and activities of any Approved Distributor, including but not limited to ensuring the Approved Distributor acts in accordance with this Agreement, and in particular, Licensee shall not be entitled to limit or deny responsibility for any breach of this Agreement on the basis that the breach was or may have been caused directly or otherwise by the work or activities of the Approved Distributor.

(c)    Licensee shall pay royalties on the Net Sales to Approved Distributors at a royalty rate to be agreed upon by the parties.

9.    Inspection; Statements and Records

9.1    Inspection Rights. LS&Co. and its representatives (including independent monitors) may during normal business hours without notice inspect all facilities used by Licensee and its subcontractors, sublicensees and suppliers in connection with Licensee’s performance of its obligations under this Agreement including compliance with Section 10. These facilities shall include, without limitation, those used for preparation of Samples and for manufacture, sale, storage or distribution of Products in the process of manufacture and when offered for sale. LS&Co. and its representatives may observe, inspect and audit inventory, production processes, working conditions and environmental functions and interview employees of Licensee on or off facility premises. The presence of LS&Co.’s representatives shall not limit or affect in any way Licensee’s obligations under this Agreement. This Section 9.1 does not impose any duty of LS&Co. to inspect any Licensee facility, report to Licensee the results of any inspection or assume any liability of any kind arising from inspecting or not inspecting any facility.

9.2    Accounting and Audit Rights. Licensee shall at all times keep an accurate account of all operations and transactions within the scope of this Agreement. Within thirty (30) days after the end of each Quarter, Licensee shall give to LS&Co. a

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statement presenting: (i) a listing of each retailer to which Licensee sold Products in such period and the sales to each such retailer in such period expressed in both units of each Product sold and aggregate Net Sales for each Product sold, and (ii) aggregate gross sales, aggregate trade discounts, aggregate merchandise returns and aggregate Net Sales of all sales of Products by product category. These statements shall be in sufficient detail to be audited from the books of the Licensee and shall be certified by the chief financial officer of Licensee. No later than forty five (45) days after the end of Licensee’s fiscal year, Licensee shall give to LS&Co.: (i) a statement, certified by the chief financial officer of Licensee, showing aggregate gross sales, aggregate trade discounts, aggregate merchandise returns and aggregate Net Sales of Products made by Licensee; and (ii) copies of Licensee’s audited balance sheet, income statement, statement of cash flows and statement of stockholders’ equity, and the notes to those statements, as of the year-end and for the twelve-month period then ended. During the Initial Term of this Agreement, the Renewal Term, if any, and for a period of five (5) years after its termination or expiration, LS&Co. or its agents, at LS&Co.’s sole expense and upon reasonable notice, may inspect and audit all the books of account of Licensee relating to performance by Licensee of its obligations under this Agreement, including, without limitation, those relating to computation of Net Sales and the sale and distribution of Products.

9.3    Records. Licensee shall provide to LS&Co., in the form requested by LS&Co., such information as LS&Co. may reasonably request with respect to the manufacture, distribution and sale of Products and Licensee’s compliance with the provisions of this Agreement. Licensee shall retain all books and records relating to its performance of this Agreement during the Initial Term of this Agreement, the Renewal Term, if any, and for a period of three (3) years after its termination or expiration.

9.4    Notice of Insolvency. Licensee shall provide LS&Co. with immediate written notice if at any time during the term of this Agreement Licensee is, or reasonably believes that it may become, insolvent in that Licensee is unable to pay its debts as they become due, or balance sheet insolvent in that the value of Licensee’s assets are less than the amount of its liabilities.

10.    Global Sourcing and Operating Guidelines

10.1    LS&CO. Reputation. Licensee acknowledges that its conduct, and the conduct of any subcontractor, must reflect positively on LS&Co.’s reputation. LS&Co. has maintained, and is determined to maintain, a worldwide reputation for ethical business conduct. To that end, LS&Co. adopted its “GSOG” setting forth standards of conduct it requires from, among others, its licensees, including Licensee. LS&Co. strives for continuous improvement with respect to the GSOG, and shall update the GSOG from time to time. Licensee shall be responsible for maintaining compliance with the GSOG and any updates to the GSOG at all times. Additionally, Licensee understands and agrees that LS&Co. may, from time to time, disclose Licensees’ customers and suppliers, along with LS&Co.’s customers and suppliers, in governmental or public filings, on LS&Co.’s corporate website or otherwise in line with the goal of maintaining transparency and high standards of ethical business conduct.

10.2    Ethical Responsibility. Licensee agrees that Licensee shall, and shall cause its subcontractors to follow the highest standards of business ethics in conducting all aspects of its operations under this Agreement.

10.3    Global Sourcing and Operating Guidelines.

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(a)    Licensee represents and warrants that its key officers and managers have read and understand the GSOG, including but not limited to its Business Partner Terms of Engagement (“TOE”) and the Country Assessment Guidelines, included in the Social and Environmental Sustainability Guidebook, located at: https://www.levistrauss.com/how-we-do-business/sustainability-resources-and-commitments/.

(b)    Licensee agrees that it shall, and shall cause its permitted subcontractors to, comply with the requirements of the GSOG at all times.

10.4    Effect on Compliance with Laws. Licensee shall be fully responsible for compliance with all local laws and regulations applicable to Licensee's operations. If the requirements of the GSOG are stricter than the requirements of applicable law, the requirements of the GSOG shall control.

10.5    TOE Assessment. Licensee acknowledges that LS&Co. requires official, approved TOE assessments (“TOE Assessments”) to be performed from time to time to ensure TOE compliance on all manufacturing facilities or subcontractors used by Licensee to produce any Products, including branded samples. Licensee shall, at Licensee’s sole expense, conduct all TOE Assessments required by LS&Co. through a LS&Co. approved third-party monitoring company.

(a)    For the purposes of monitoring compliance with this Section Licensee shall provide LS&Co. with a complete list of all the manufacturing facilities, subcontractors and suppliers it intends to use, including details of the purposes of the proposed use of such manufacturing facilities, subcontractors and suppliers. Licensee represents that it is presently using the Approved Manufacturers to manufacture Products, and that it is not subcontracting with a third party beyond those listed Approved Manufacturers. Licensee shall, within thirty (30) days after completion of a manufacturing facility TOE Assessment, deliver a copy of the assessment to LS&Co. Licensee shall not begin production at any manufacturing facility until LS&Co. reviews and approves, as specified under Section 19, the TOE Assessment.

(b)    It is understood and agreed that LS&Co. makes no representations or warranties with respect to the GSOG, including the TOE and the TOE Assessments, and that LS&Co. shall not be liable to Licensee or its subcontractors or its suppliers for any failure to comply with the GSOG, the TOE or the LS&Co. Restricted Substances List. Any verification or monitoring shall not relieve Licensee from its obligation to strictly comply with the GSOG, the TOE, the LS&Co. Restricted Substances List and all applicable laws and regulations.

10.6    Anti-Bribery and Anti-Corruption. Licensee agrees to conduct its activities under this Agreement in accordance with the highest standards of business ethics and represents and warrants that it has received, read and understands LS&Co.’s Anti-Bribery and Anti-Corruption Policy (“ABAC Policy”) attached as Exhibit C hereto. Licensee agrees not to make any payments that will violate or cause LS&Co. to violate that policy. Licensee shall ensure that its and its Licensee Partner’s senior management and other relevant employees participate in any training sessions on said policy that LS&Co. may provide.

(a)    Licensee represents, warrants and agrees that Licensee and its shareholders, partners, officers, directors, agents, senior management, accounting staff and employees have not and shall not, directly or indirectly, make, authorize, offer, or promise to make, authorize or offer, any payments or gifts or things of value, to (i) any

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official or employee of any national, state, or local government or any agency or instrumentality thereof; (ii) any candidate for public office; or (iii) any political party or any officer or employee thereof, or to any other party in violation of anti-bribery laws or LS&Co.’s ABAC Policy. Licensee shall provide prompt written notice to LS&Co. if any shareholder, partner, officer, director, agent, senior manager, or employee of Licensee or any Affiliate company of Licensee is or becomes an official or employee of any governmental body during the term of this Agreement.

(b)    Licensee represents and certifies that it has not been convicted of or pleaded guilty to a criminal offence, including one involving fraud, corruption, or moral turpitude, that it is not now, to the best of its knowledge, the subject of any government investigation for such offences, and that it is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs. Licensee shall provide prompt written notice to LS&Co. if any circumstance arises that would violate this provision.

(c)    During the Term and for a period of twenty-four (24) months following expiration or termination, LS&Co. shall have the right to conduct an audit of Licensee’s books and records that reasonably relate to compliance with this section. Such audit shall include the right to interview Licensee’s employees, representatives, contractors and agents with respect to such records. Licensee will fully cooperate in any investigation, including making employees available for interviews.

(d)    For as long as this Agreement remains in effect, Licensee agrees to provide LS&Co. with an annual certification stating that it did not make payments that would cause LS&Co. to violate its ABAC Policy (“Annual Certification”). The Annual Certification must be in the form set out in Exhibit C and returned to LS&Co. by February 1 following the end of the preceding Annual Period.

10.7    Covenant as to Anti-Terrorism Laws. Licensee agrees to comply with and/or to assist LS&Co. to the fullest extent possible in its efforts to comply with Anti-Terrorism Laws (as defined below). In connection with such compliance, Licensee certifies, represents, and warrants that none of its respective property or interests are “blocked” under any of the Anti-Terrorism Laws and that neither Licensee nor any of its principals, owners, shareholders or employees are in violation of any of the Anti-Terrorism Laws. Licensee also agrees not to knowingly hire or do business with (or continue to employ or do business with) any party who is blocked under any of the Anti-Terrorism Laws. The term “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, as supplemented, the USA PATRIOT Act, and all other laws and regulations applicable in the Territory addressing or in any way relating to terrorist acts and/or acts of war.

10.8    Effect of Breach. This Section 10 is of the essence of this Agreement. Any failure by Licensee or any of its subcontractors to comply with the items thereof shall be grounds for declaration of an Event of Default by LS&Co. under Section 13.

11.    Intellectual Property Matters

11.1    Permitted Use. The license granted under this Agreement applies only to the use of the Trademarks or other Intellectual Property by Licensee in connection with the manufacture, advertising, distribution and sale of Products to retailers approved under Section 8. Licensee is not authorized to use any other trademark or Intellectual

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Property of LS&Co. or any of its Affiliates or to use any Intellectual Property, including any Trademarks in connection with the manufacture and sale of any other products, the sale of Products to any person or entity other than a retailer approved under Section 8 or for any purpose other than as expressly provided in this Agreement.

11.2    Reservation of Rights. Except as provided herein, rights in and to all Products and any other item furnished to Licensee under this Agreement will be the sole and exclusive property of LS&Co. The parties agree that, if applicable, any Intellectual Property created during the performance of this Agreement will be “works made for hire”. Alternatively, Licensee hereby assigns to LS&Co. all right, title and interest, and all Intellectual Property rights, in and to such Products. If any such Products are not assignable to LS&Co., Licensor hereby grants to LS&Co. an exclusive license to use such Products, including the Intellectual Property rights therein. If requested by LS&Co., Licensor will execute a written assignment and any other documents reasonably necessary for LS&Co. to establish or protect its Intellectual Property rights therein. Additionally, Licensee irrevocably and unconditionally grants to LS&Co. the power and interest to act as Licensee’s attorney-in-fact to execute any and all documents necessary to effectuate or perfect the assignments by Licensee and other rights of LS&Co. under the Agreement. Licensor waives, any and all “moral rights” or equivalent rights in and to the Products and hereby assigns to LS&Co. all such rights.

11.3    Trademarks. LS&Co. owns the Trademarks and any related registrations or applications. Except as specifically provided in this Agreement, LS&Co. reserves all right, title and interest in and to the Trademarks for its own use or for the use of any other licensee, whether within or outside the Territory, in connection with any and all products and services. By way of example and not of limitation, Licensee understands and agrees that: (i) LS&Co. may manufacture, or authorize third parties to manufacture, in the Territory, Products for ultimate sale outside the Territory; and (ii) LS&Co. may grant licenses to others in the Territory in connection with products similar to the Products except for Products bearing the Trademarks manufactured and sold to Approved Retailers.

11.4    No Sublicense. Licensee shall not grant to any third party any right, permission, license, or sublicense with respect to any of the rights granted under this Agreement. Licensee may enter into a sublicense agreement or purchase order arrangement with a third party with whom Licensee contracts for the manufacture of Products (but only for sale within the Territory and subject to the terms of this Agreement), provided that that sublicense or purchase order limits use of the Trademarks to only those uses as may be necessary for the manufacture of Products for Licensee under this Agreement. Use of contractors shall in no way limit or otherwise affect Licensee’s obligations under this Agreement; Licensee shall be responsible for all contractors and shall take all steps necessary to ensure that contractors maintain the level of quality required under this Agreement and otherwise comply with its terms. Licensee shall ensure that all sundry items and other materials bearing the Trademarks used by Licensee or any contractor are used only for purposes of manufacture of Products, that Licensee and any contractors take appropriate steps to prevent the loss, duplication or improper use of these sundries and materials and that Licensee or any contractor not use these sundries and materials in making products for Licensee other than the Products or for the account of any party other than Licensee

11.5    Other Uses; No Derivatives. Licensee shall not use, nor permit any other person or entity in its control to use, the words "Levi Strauss & Co." “Dockers”, or “Levi’s“ any of the Trademarks or any combination, form or derivative of a Trademark, as part of a corporate or division name or trade name, or in any domain name, URL, social

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media account, or as part of any other form or method of identifying or linking to any internet site whatsoever, or in a way that creates the impression that Licensee and LS&Co. are related parties. Licensee shall not use any Trademarks in such a way so as to give the impression that the names "Levi Strauss & Co." “Dockers” or "Levi’s" or such Trademarks, or any combination, form or derivative of a Trademark, is the property of Licensee. Neither the Products nor any labeling or packaging shall bear any of Licensee’s marks or other identifiers except for the Trademarks or except as required by law, except as may be specifically directed by LS&Co. with respect to disclosure of Trademark ownership and existence of the licensing relationship (for example, “this product is manufactured under license from Levi Strauss & Co.”). Licensee shall not leverage the reputation and goodwill of the Trademarks or LS&Co. in connection with or otherwise to influence the sales or distribution of any other brand it manufactures or sells.

11.6    No Use for Publicity. Except as requested by LS&Co., Licensee shall not manufacture, sell or distribute Products for use for publicity purposes (other than publicity of Products), in combination sales, as premiums or giveaways, or to be disposed of through similar methods of merchandising. LS&Co. reserves the right to authorize the manufacture and sale of Products as part of a combination sale, premium or giveaway with products (other than Products) bearing the LS&Co. name or Trademarks. These Products, however, shall not: (i) be substantially similar to Products distributed by the Licensee or (ii) unreasonably interfere with Licensee’s distribution of Products. If LS&Co. desires to authorize the manufacture of Products for these purposes, LS&Co. shall provide Licensee notice and a first right of negotiation for the manufacturing work. If LS&Co. and Licensee fail to reach a mutually acceptable agreement within ten (10) days after such notice is given, LS&Co. may negotiate and enter into an agreement with a third party for the manufacture of those Products.

11.7    Rights to Trademarks. Licensee acknowledges and agrees that its use of the Trademarks shall at all times be in its capacity as a licensee of LS&Co. and all such use shall inure to the benefit of LS&Co. Uses of the Trademarks shall not vest in Licensee any right or title to the Trademarks or any right to use or continue use except as provided in this Agreement. For purposes of trademark registrations, sales by Licensee or LS&Co. shall be considered to have been made by LS&Co. Licensee shall not, during the Initial Term of this Agreement, the Renewal Term, if any, or after its expiration or termination: (i) challenge LS&Co.’s title or rights in and to the Trademarks in any jurisdiction, or challenge the validity of this license or of the Trademarks, or (ii) contest the fact that Licensee's rights under this Agreement (x) are solely those of a licensee entitled to produce and sell products under contract and (y) terminate upon termination or expiration of this Agreement. Licensee acknowledges that only LS&Co. may file and prosecute a trademark application or applications to register any of the Trademarks, and that decisions regarding any official filing, prosecution, maintenance, or any other such assertion or protection of rights in the Trademarks may be made by LS&Co. in its sole discretion.

11.8     Standards. Licensee shall maintain the high standards associated with the Trademarks in all marketing, packaging and promotion of the Products. LS&Co. may issue uniform rules and regulations relating to the manner of use of the Trademarks. Licensee shall comply with these rules and regulations. Licensee shall take all appropriate actions, and all actions reasonably requested by LS&Co., to prevent improper use of the Trademarks, in advertising, point of sale presentations, online or otherwise by Approved Retailers and any others who come into possession of the Products, and by subcontractors, vendors and any other entities or persons engaged by Licensee in connection with this Agreement.

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11.9    [***]

11.10    Design Ownership and Assignment. Subject to Section 11.13, LS&Co. shall own, and Licensee either agrees all such are “works for hire” or assigns to LS&Co., all right, title and interest in any copyrightable works, trademarkable, or patentable designs or inventions and know-how embodied in or comprising (i) the artwork on or the exterior shapes or designs of the Products, (ii) the artwork on the designs of the advertising, packaging and other ancillary materials (tags, labels, and the like) accompanying the Products, as well as (iii) the trade-fixtures designed and developed for Licensee’s showrooms and any in-store shops or in-store areas for the sale of articles within the stores of Approved Retailers. Licensee shall cause any third parties LS&Co. designates (which may include Licensee’s employees and independent contractors) to sign copyright, patent or design assignments to LS&Co. for these aforementioned materials, in the form LS&Co. requires or approves, and deliver to LS&Co. original copies of such assignments. All patent, trademark and copyright registrations in respect thereof, whether created or furnished by Licensee or LS&Co., shall only be applied for by LS&Co., at LS&Co.’s discretion and expense, with the applications designating LS&Co. as the owner, as the case may be. LS&Co. may use these designs and other materials in any manner it desires, so long as the use does not conflict with rights granted to Licensee under this Agreement. Licensee shall cause to be placed on all Products and packaging, when necessary, appropriate notices (reviewed and approved in advance by LS&Co.) designating LS&Co. as the trademark, copyright or design patent owner, as the case may be. Licensee shall own all right, title and interest in any copyrightable works, patentable or trademarkable designs or inventions and know-how embodied in or comprising (i) the technical features of the Products, including their components and movements and (ii) any proprietary technology, design, invention, or otherwise that Licensee had developed prior to the commencement of this Agreement (“Licensee Intellectual Property”). Upon Licensor’s request, Licensee shall cooperate with Licensor in promptly providing artwork, designs, concepts, tech packs, or any other such creative documentation in the format requested by LS&Co. Notwithstanding the foregoing, nothing in this Agreement shall prevent use by Licensee of basic or standard designs or styles, during the Initial Term of this Agreement, and Renewal Term, if any, or after its termination or expiration.

11.11     Design License. LS&Co. grants to Licensee the right, license and privilege to use the designs furnished or approved by LS&Co. under this Agreement and all related copyrights and design patents, if any, solely in connection with Products sold to Approved Retailers in the Territory. LS&Co. shall execute and deliver to Licensee all documents and instruments necessary to document that license. Licensee shall have no right to use the licensed designs under any other trademark or label or for any other product without first obtaining the prior approval of LS&Co., including, without limitation, any unique, signature design element or technical feature for the Products

11.12    Infringement.

(a)    Licensee shall promptly notify LS&Co. in writing of any use it learns of which may be infringements or imitations by others of the Trademarks on articles similar to Products, and of any uses which may be infringements or imitations by others of the related designs, design patents and copyrights or any Intellectual Property of LS&Co. LS&Co. shall have the sole right to determine whether or not any action shall be taken on account of infringements or imitations of its Intellectual Property. Licensee shall not institute any suit or take any action unless LS&Co. in its sole discretion authorizes Licensee to do so. Licensee shall not attempt to register any infringing or confusingly similar trademark or corporate name, and shall use reasonable efforts to ensure that no third party infringes

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or registers confusingly similar trademarks or the LS&Co. corporate name. Licensee shall take all appropriate actions, and all actions reasonably requested by LS&Co., to prevent or avoid any misuse of the Trademarks or licensed designs, including any Intellectual Property rights therein, by any of its customers, contractors, sublicensees, suppliers or other resources.

(b)    LS&Co. shall promptly notify Licensee in writing of any goods or activities which may infringe the Licensee Intellectual Property rights. LS&Co. shall provide complete information, cooperation and assistance to Licensee concerning each such infringement (including, without limitation, cooperation and assistance in any further investigation or legal action). Upon learning of such infringement, Licensee shall have the right, but not the obligation, at its expense, to take such actions as Licensee considers necessary or appropriate to enforce its rights.

11.13    Innovations. Licensee agrees to disclose to LS&CO. all inventions, discoveries, ideas, concepts, methods, techniques and products conceived, developed, or reduced to practice by Licensee and Licensee’s Affiliates, owners, and/or employees during the term of this Agreement relating to the development, manufacture or distribution of Products and other materials related to Products (collectively, “Innovations”).  Except for Innovations that existed before the Agreement Date, all such Innovations, including developed in collaboration with LS&Co., its Affliiates and/or its partners, will be and hereby are deemed to be LS&CO.’s sole and exclusive property (“LS&Co. Innovations”). To the fullest extent permitted by law, LS&Co. will own all right, title, and interest in and to all LS&Co. Innovations.  The LS&Co. Innovations will be works made for hire to the maximum extent permitted by law.  If any of the LS&Co. Innovations do not qualify as works made for hire, Licensee assigns to LS&Co. all right, title and interest in and to such LS&Co. Innovations and all extensions and renewals thereof.  If requested by LS&Co., Licensee will execute a written assignment of such rights to LS&Co. and any other documents necessary for LS&Co. to establish or protect its rights in and to such LS&Co. Innovations. If Licensee has any rights to the LS&Co. Innovations that cannot be assigned to LS&Co., Licensee unconditionally and irrevocably assigns the enforcement of such rights to LS&Co. and grants LS&Co., its affiliates, subcontractors, agents and assignees, an exclusive, irrevocable, perpetual, universal, fully paid up, royalty-free license (with the right to sublicense through multiple levels of sublicensees), under all intellectual property rights, to make, sell, use, execute, reproduce, modify, adapt, display, perform, distribute, make derivative works of, export, disclose, market, promote, sell and otherwise disseminate or transfer any and all rights in and to the LS&Co. Innovations.

11.14 Cooperation. Licensee shall, at LS&Co.’s expense (provided that LS&Co. shall not be responsible for Licensee’s internal cost of the time and effort expended by Licensee’s officers and employees in connection with furnishing such assistance), assist and cooperate with LS&Co. in securing and preserving LS&Co.’s rights in and to the Trademarks and in and to the designs, design patents or copyrights described in Section 11.10. LS&Co. may commence or prosecute any claims or suits in its own name and may join Licensee as a party in these proceedings.

12.    Diligence; Other Relationships

12.1 Diligence. Licensee shall use its best efforts to exploit throughout the Territory the license granted and to maintain the established prestige and goodwill of the Trademarks and the reputation, standards and image of LS&Co. Licensee shall maintain adequate design, sourcing, marketing, sales and customer service resources, inventories

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and distribution facilities for Products to ensure exploitation of the license and timely and complete performance of its obligations under this Agreement.

12.2    Other Licenses. Licensee’s and its Affiliates’ Other Relationships are designated in a Schedule. During the Term, Licensee and its Affiliates shall not, except as approved in writing by LS&Co. in its sole discretion, become a party to any additional license, sublicense or similar agreement giving Licensee or its Affiliates the right to manufacture or sell, and Licensee and its Affiliates shall not manufacture or sell, any Competitive Products bearing trademarks of or otherwise on behalf of National Branded Trademarks and Private Label-Captive Trademarks without prior written approval from Licensor, provided, however, that Licensee and its Affiliates shall have rights to manufacture and sell products as a supplier for those Private Label-Captive Trademarks.  In addition, if Licensee or its Affiliates intend to enter into any license or sublicense agreement giving Licensee the right to manufacture and sell any Competitive Products, Licensee shall notify LS&Co. in writing of its intention as soon as practicable, but in no event less than thirty (30) days prior to Licensee or its Affiliates executing or entering into that license or sublicense agreement. LS&Co. reserves the right to modify any exhibit in a Schedule designating National Branded Trademarks and Private Label-Captive Trademarks in its sole discretion once per Annual Period upon thirty (30) days written notice to Licensee.

13.    Default; Termination

13.1    Event of Default. Each of the following shall constitute an event of default ("Event of Default"):

(a)    Licensee fails to make any payment of royalties (including Guaranteed Minimum Royalties) or other amounts to LS&Co. when due;

(b)    Licensee files a petition in bankruptcy, is adjudicated of bankruptcy or files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute or proceeding, or a petition in bankruptcy is filed against it and is not dismissed within sixty (60) days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets or admits in writing its inability to pay its debts as they become due;

(c)    Licensee, after achieving distribution and sale of Products throughout the Territory, fails for a period of at least two (2) months to continue the bona fide distribution and sale of Products;

(d)    Licensee sells Products to any entity or person other than an Approved Retailer or other than as provided in Section 8;

(e)    Licensee’s Net Sales of Second Quality Products and MFO Products are greater than the Breach Threshold during any Annual Period;

(f)    Licensee commits any breach of its obligations set forth in Section 2.3;

(g)    Licensee fails in any Annual Period to achieve enough sales to generate Earned Royalties under Section 3.2 equal to or exceeding the Guaranteed Minimum Royalty specified in Section 3.1 for that Annual Period;

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(h)    Licensee uses the Trademarks in a manner not authorized under this Agreement or uses any other trademarks of LS&Co. on Products or otherwise;

(i)    Licensee sells any Product Designs and Samples which were not approved by LS&Co. as provided by Sections 5 and 6 or for which the approval was withdrawn as provided in Sections 6.1, 6.2, or 6.3.

(j)    Licensee commits any breach of its obligations in respect of Confidential or Proprietary Information as specified in Section 17;

(k)    Licensee sells Products not meeting product quality standards as contemplated by Section 6;

(l)    Licensee or any of its subcontractors commits any breach of its obligations under Section 10;

(m)    Licensee assigns or attempts to assign this Agreement (including any deemed assignment resulting from a Change of Control as contemplated by Section 18) in breach of its obligations under Section 18;

(n)    any representation or warranty made by Licensee in this Agreement is false in any material respect;

(o)    Licensee commits any breach of its obligations in respect of Compliance with Law and Business Conduct/Anti-Bribery as specified in Section 10.6;

(p)    Licensee fails to comply with the Global Sourcing and Operating Guidelines referred to in Section 10.3 within the time specified therein or to the satisfaction of LS&Co.;

(q)    Licensee commits any breach of its obligations set forth in Section 12.2;

(r)    Licensee or its subcontractors commit any breach of applicable data security and privacy obligations, including obligations set forth in a Schedule;

(s)    Licensee commits a material breach of any of its other obligations under this Agreement; and

(t)    Licensee commits a breach of its obligations under the terms of any other trademark license agreement or other contract between Licensee (and/or Licensee’s Affiliates) and LS&Co. (and/or LS&Co.’s Affiliates).

13.2    Effectiveness and Cure. If any Event of Default specified in Sections 13.1 (a), (b), (c), (e), (f), (g), (h), (j), (l), (o), (p), (r), or (t) occurs, then LS&Co. may immediately terminate this Agreement, with that termination effective upon delivery of notice to Licensee. If any other Event of Default occurs, or if LS&Co. decides not to terminate immediately the Agreement in respect of an Event of Default specified in Sections 13.1 (a), (b), (c), (e), (f), (g), (h), (j), (l), (o), (p), (r), or (t) then Licensee, upon written notice from LS&Co. to Licensee describing the circumstances giving rise to that Event of Default, shall promptly and at its expense cure the Event of Default to the satisfaction of LS&Co. at its sole discretion. If Licensee fails to cure such Event of Default within thirty (30) days, or such Event of Default is uncurable, then LS&Co. may, in its sole option and discretion, either (1) remove the

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exclusivity of the license granted under Section 1.1 or (2) terminate this Agreement upon delivery to Licensee of a written notice to that effect, with that termination effective upon delivery of notice to Licensee. It is understood and agreed that Licensee shall not have a right to cure if there occurs a second Event of Default under the same subsection of Section 13.1 within two (2) years of a prior Event of Default that did not, because of cure or otherwise, result in termination of this Agreement. For purposes of clarity, upon removing exclusivity under this Section 13.2, LS&Co. shall be permitted to manufacture, advertise, distribute or sell Products to Approved Retailers for resale by those Approved Retailers within the Territory or designate other third parties to do the same. Notwithstanding anything to the contrary herein, if LS&Co. opts to remove exclusivity under this Section 13.2 and another Event of Default occurs thereafter, then LS&Co. shall have the right to immediately terminate this Agreement, with that termination effective upon delivery of notice to Licensee.
14.    Consequences of Termination

14.1    No Stockpiling. During the last six (6) months of the Term, Licensee shall not manufacture a quantity of Products that is more that [***] percent ([***]%) of the quantity manufactured of each Licensed Product SKU for the six (6) month period preceding the final six (6) months of the Term.

14.2    Option to Purchase. Licensee shall give LS&Co., no later than ten (10) days following the termination of this Agreement (including by reason of expiration), a listing of all Products on hand or in process. LS&Co. may conduct a physical review of all finished and unfinished Products and roll goods, labels, raw materials, sundries, embellishments, packaging, transparencies, films and echtachromes that are used in connection with the manufacture and packaging of the Products, artwork and negatives or transparencies previously used or to be used in connection with the designs for the upcoming season and prototypes and samples of the Products (collectively, the “Termination Inventory”). LS&Co. or its designee shall have the option (but not the obligation) in its sole discretion to purchase from Licensee either or both of: (i) all or a portion of the finished Products and Samples and (ii) all or a portion of the other Termination Inventory. If LS&Co. wishes to make a purchase, LS&Co. shall notify Licensee of its or its designee’s intention to exercise the option within thirty (30) days of delivery after receipt of the Termination Inventory listing. LS&Co. shall pay Licensee for any finished Products and Samples at a price equal to actual manufacturing cost for those Products and Samples. LS&Co. shall pay an amount equal to Licensee’s book value for any remaining items other than labeling and packaging materials bearing the Trademarks, which Licensee shall turn over to LS&Co. without payment by LS&Co. Licensee shall at its expense deliver the purchased items to LS&Co. within fifteen (15) days after receipt of LS&Co.’s exercise notice, with LS&CO. to pay the purchase price to Licensee within ten (10) days after delivery of the purchased items. LS&Co. shall be entitled to deduct from the purchase price any amounts owed it by Licensee.

14.3    Disposal of Termination Inventory. If LS&Co. chooses not to purchase all of the Products included in the Termination Inventory, then Licensee, for a period of ninety (90) days after expiration or exercise of LS&Co.’s option, may dispose of Products which are on hand or in the process of being manufactured at the time of termination, to persons approved to purchase Products under Section 8 and otherwise in accordance with this Agreement. If, however, LS&Co. notifies Licensee that LS&Co. or a new licensee is selling Products during that ninety (90) day period, or if the termination is by reason of an Event of Default described in Section 13.1 (h) or (j), then Licensee shall dispose of Products only to those Approved Retailers approved under Section 8.3. Licensee shall pay Earned Royalties on such sales as provided in Section 3. Licensee shall have

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no right to so dispose of Products unless it has complied with the provisions of this Section 14.

14.4    Termination of Licenses. Upon termination of this Agreement, all rights granted to Licensee under this Agreement, including, without limitation, all license rights under Section 11.10 with respect to designs, artworks, sketches and other materials, together with rights to use the Trademarks, shall automatically and without consideration or further action terminate and revert to LS&Co. Licensee shall, except as required in connection with disposal of Products included in the Termination Inventory as provided in Section 14.3: (i) stop and refrain from all use of the Trademarks or any marks specified by LS&Co. in its sole discretion as being similar to the Trademarks; (ii) stop and refrain from further use of any of Product designs; (iii) stop and refrain from manufacturing, selling or distributing any products (whether or not they bear the Trademarks) which are similar to, or derived from, the Products or designs; and (iv) dispose of all sundries, labels, packaging and other materials bearing the Trademarks in a manner approved by LS&Co. Licensee shall cause all distribution and/or sublicense agreements or arrangements that Licensee has entered into in connection with this Agreement to immediately terminate upon termination of this Agreement.

14.5    Certain Events. No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee’s assets or business may continue this Agreement or exploit or use any of the Trademarks following the termination of this Agreement. Notwithstanding the provisions of Sections 13 and 18, if, under the bankruptcy code or successor similar law, a trustee in bankruptcy of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party in accordance with the bankruptcy code, the trustee or Licensee, as the case may be (in either case, the “Debtor”), shall notify LS&Co. The notice shall set out the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant data about the proposed assignment. The giving of this notice shall constitute the grant to LS&Co. of an option to have this Agreement assigned to LS&Co. or to LS&Co.’s designee for the consideration, or its equivalent in money, and upon the terms specified in the notice. The option may be exercised only by notice given by LS&Co. to the Debtor no later than thirty (30) days after LS&Co.’s receipt of the notice from the Debtor unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If LS&Co. does not exercise its option in a timely manner, then the Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms specified in the notice. Nothing in this Section 14.5 is intended to impair any rights which LS&Co. may have as a creditor in the bankruptcy proceeding.

14.6 Transition Cooperation; Other Licenses. Licensee shall cooperate with LS&Co. during the transition period following a termination of this Agreement, including, for example, signing any documents requested by LS&Co. to accomplish or confirm the outcomes (for example, reversions or assignments of license or other intellectual property rights) contemplated by Section 14. The right of Licensee to sell items of Termination Inventory is non-exclusive and shall not limit LS&Co.’s rights to sell such items of Termination Inventory or to enter into other licenses or transactions.

14.7 Remedies; Other Licenses; No Other Obligations

(a)    Notwithstanding any other provision of this Agreement (including, without limitation, Section 13), LS&Co. shall have all the rights and remedies which it may

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have, at law or in equity, with respect to the termination of this Agreement, removing exclusivity of the license, the collection of royalties or other amounts payable by Licensee under this Agreement, the enforcement of all rights relating to the establishment, maintenance or protection of the Trademarks and the designs created or used under this Agreement or in respect of damages or equitable relief in connection with breach of this Agreement by Licensee, it being understood that termination under Section 13 shall not be considered an exclusive remedy or in any way limit LS&Co. from enforcing other rights or remedies, and that all decisions under Section 13 by LS&Co. may be made by LS&Co. in its sole discretion.

(b)    Licensee shall under no circumstance be entitled, directly or indirectly, to any form of compensation or indemnity from LS&Co. or to obtain an injunction, specific performance or other equitable remedy as a consequence of the termination or expiration of this Agreement for any reason, including, without limitation, the circumstances contemplated by Section 13. Licensee waives any claims it may have against LS&Co. arising from any alleged goodwill created by Licensee for the benefit of Licensee or LS&Co. or from the alleged creation or increase of a market for Products or other items bearing the Trademarks.

(c)    Notwithstanding anything to the contrary in this Agreement, LS&Co. shall have the right, exercisable at any time, to negotiate and enter into agreements with third parties under which it may grant a license to use the Trademarks in connection with the manufacture, distribution and sale of Products in the Territory, or to enter into whatever other transactions it desires for the use of the Trademarks on Products without any obligation of any kind to Licensee, if under such agreement the Products shall be sold after the date of expiration or termination of the Agreement. Nothing in this Agreement shall be construed to prevent any such third party licensee from showing these Products and accepting orders prior to the termination or expiration of this Agreement.

(d)    It is understood and agreed that: (i) neither Licensee nor LS&Co. shall be, as a result of entry into or performance under this Agreement obligated to renew or extend this Agreement (other than as provided by Section 2.2 or a Schedule) or business relationship in any respect, or to negotiate any such renewal or extension, or, on the part of LS&Co., to offer a “first right of negotiation” or “right of refusal” for a renewed or new license; and (ii) subject to Section 12.2, Licensee shall be free to engage in negotiations and to enter into agreements with other licensors or otherwise committing Product-devoted resources, to commence upon expiration of this Agreement.

15.    Indemnity

15.1    LS&Co. Indemnity. Except for matters as to which Licensee is required to indemnify LS&Co. under Section 15.2, LS&Co. shall indemnify and hold harmless Licensee and its Affiliates, directors, officers, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorney’s' fees and expenses in disputes or proceedings involving third parties or between LS&Co. and Licensee) which Licensee is or becomes liable for, or may incur solely by reason of its use within the Territory, in accordance with the terms and conditions of this Agreement, of the Trademarks or the designs furnished to Licensee by LS&Co., to the extent that such liability arises through infringement of another’s trademark rights (collectively, "LS&Co. Indemnified Claim"). If any LS&Co. Indemnified Claim shall be brought or asserted against Licensee in respect of which indemnity may be sought from LS&Co. under this Section 15.1, Licensee shall notify LS&Co. in writing not later than the earlier of ten (10) days before a response is due or thirty (30) days after Licensee receives

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notice of the LS&Co. Indemnified Claim, and LS&Co. shall assume and direct the defense thereof. A failure or delay by Licensee in giving this notice shall not reduce or otherwise affect LS&Co.’s indemnification obligations except to the extent that the failure or delay shall have materially prejudiced LS&Co.’s ability to defend or settle the Indemnified Claim. Licensee may, at its own expense, be represented by its own counsel in such action or proceeding.

15.2    Licensee Indemnity. Except for matters as to which LS&Co. is required to indemnify Licensee under Section 15.1, Licensee shall defend, indemnify and hold harmless LS&Co. and its Affiliates, directors, officers, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys’ fees and expenses in disputes or proceedings involving third parties or between LS&Co. and Licensee), which LS&Co. is, or becomes liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents, or employees in connection with Licensee’s performance of this Agreement, including without limitation, Licensee’s use of Licensee’s own designs, advertising and promotional material used by Licensee, manufacture, sale, and consumer use of Products or otherwise in connection with Licensee’s business, including the European Union Directives on product liability or any national regulation related thereto whether that claim is based on laws relating to product liability, consumer protection, environmental protection, tort, contract, trademark, patent, copyright, trade secret, tax, employment, advertising, customs or any other applicable law or basis (collectively, a “Licensee Indemnified Claim”). If any Licensee Indemnified Claim shall be brought or asserted against LS&Co. in respect of which indemnity may be sought from Licensee under this Section 15.2, LS&Co. shall notify Licensee in writing not later than the earlier of ten (10) days before a response is due or thirty (30) days after LS&Co. receives notice of the Licensee Indemnified Claim. A failure or delay by LS&Co. in giving this notice shall not reduce or otherwise affect Licensee’s indemnification obligations, except to the extent that the failure or delay shall have materially prejudiced Licensee’s ability to defend or settle the Licensee Indemnified Claim. LS&Co. may, at its own expense, be represented by its own counsel in such action or proceeding.

15.3    Licensee Indemnified Claim Notification and Handling. Licensee authorizes LS&Co. to act on its behalf to administer the initial consumer claims notification, assessment and processing payment of a claim not to exceed $500 per incidence. Licensee shall reimburse LS&Co. in accordance with the Licensee Indemnity requirements of the Agreement. LS&Co. shall notify Licensee in writing within ten (10) business days after receiving a consumer claim with a potential cost to exceed $500. The election by LS&Co. or its insurance carrier(s) to administer the claim directly or in conjunction with Licensee shall not in any way reduce or otherwise affect Licensee’s or its insurance carrier’s indemnification obligations.

16.    Insurance

16.1     Required Coverage.  During the Term (and, for claims made coverages, for three years thereafter), Licensee shall maintain the following insurance policies:

                  (a)      Commercial General/Public Liability insurance, $5 million per occurrence, including ongoing operations, products and completed operations (extending coverage to all products utilizing any of the Trademarks or related marks), personal and advertising injury, and contractual liability, on an ISO form CG 00 01 or the equivalent at least as favorable to all insureds in all respects.

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                  (b)  Cyber/E&O/Media Liability appropriate to Licensee’s business, with limits of at least $5 million per occurrence and which at a minimum provides coverage for claims arising from:

(i)            a wrongful act, breach of duty, error or omission;

(ii)           infringement of copyright, copyrighted software, domain name, trademark, trade name, trade dress, service mark, or service name;

(iii)          invasion of privacy, breach of privacy,  or unauthorized disclosure of private information, including costs of notification and identity monitoring expense;

(iv)         unauthorized disclosure of confidential personal or commercial information;

(v)          Hacking into a computer or system, causing damage to such computer or system or damage to or theft of data or information;

(vi)         Wrongful collection, use, transfer, or storage of personal data;

(vii)        Wrongful failure to destroy, delete, or return personal data;

(viii)       Cyberextortion; and

(xi)         Regulatory defense and liability coverage, including fines or penalties, against any of the matters set forth in (iii) through (vii) above.

(c)           Commercial Automobile insurance, $1 million per occurrence, including owned and non-owned vehicles, on ISO form CA 00 01 or the equivalent at least as favorable to all insureds in all respects.

(d)    Workers Compensation (statutory limits) and Employers’ Liability ($1 million).

(e)    Umbrella/Excess insurance, sitting over the Commercial General/Public Liability and Automobile insurance with coverage at least as broad as the underlying cover (including without limitation Products and Completed Operations for all products utilizing any of the Trademarks or related marks), $5 million per occurrence and in the aggregate, for all coverage thereunder.

16.2       General Insurance Provisions.

(a)    Each insurer shall be rated at least A-VII or better by A.M. Best.

(b)    All insurance policies shall be maintained during the period of this Agreement and, with regard to claims made policies, for three years following expiration of its term or termination, with full continuity in all cases.

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(c)    All policies shall have a retention or deductible that is both a) less than $50,000 for all related claims in the aggregate and b) either erodes from defense costs or provides a defense outside of the retention/deductible.

(d)    A complete copy of any policies shall be provided to LS&Co. on demand.

16.3        Certificates of Insurance and Additional Insured Endorsements.

                    (a)          Within fifteen (15) days of the execution of this Agreement and at time of renewal, Licensee shall furnish (i) a Certificate of Insurance evidencing all coverages described herein, and (ii) additional insured endorsements attached thereto, listing LS&Co. (on a named or blanket basis) as an additional insured on all the insurance required by this Agreement.  The Certificate Holder and Additional Insured shall read:

LS&CO. AND ITS AFFILIATED ENTITIES AND THEIR RESPECTIVE AFFILIATED INDIVIDUALS

              Should Licensee’s insurance expire during the term of this Agreement or an extension thereof, Certificates of Insurance evidencing the renewal of Licensee’s required insurance including required special provisions, along with copies of additional insured endorsements as noted, must be received by LS&Co. five (5) days post the expiration of Licensee’s insurance.

                    (b)         All insurance policies shall provide that coverages afforded under the policies will not be cancelled for any reason without thirty (30) days' written notice to LS&Co. by the insurer at the above location.  The Certificate of Insurance evidencing each policy must state in the Remarks or Cancellation Section of the Certificate that the policy(s) provide for thirty (30) days' written notice of cancellation to LS&Co. A standard Acord Form 25 with thirty (30) days’ notice will be deemed to satisfy this provision.

16.4        Waiver of Subrogation.  On behalf of themselves and their insurers, to the extent allowed by their insurance policies and applicable law, Licensee and LS&Co. hereby waive their rights of recovery for loss or damage against each other, their affiliates, and each of their and their affiliates’ respective directors, officers and employees to the extent of any payment of such loss or damage by their own insurance.

16.5        No Limitations.   LS&Co. does not represent that the insurance coverages required hereunder, whether in scope of coverage or amounts of coverage, are adequate to protect the obligations of Licensee, and Licensee shall be solely responsible for any deficiencies.  Nothing in this Exhibit shall be construed as to limit Licensee’s liability under this Agreement.  Any limitation of liability in this Agreement shall not apply to the extent that a loss or event is covered by Licensee’s insurance.  The failure of LS&Co. to enforce any term herein shall not act as a waiver or estoppel to do so at any future time unless LS&Co. modifies the provisions of this Agreement in writing in the manner required herein.

17.    Confidential Information

17.1    Confidential Information. Except as otherwise provided in this Agreement, all information disclosed by one of the parties (the "Discloser") to the other party (the "Recipient") is considered confidential and: (i) shall remain the exclusive property of the Discloser; (ii) shall be used by the Recipient only in connection with its performance under this Agreement; and (iii) shall be maintained in confidence by Recipient as described

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in this Section 17. "Confidential Information" means any formula, pattern, program, method, marketing programs, profitability, corporate strategy, technique, process, design, sketch, color card, color story, artwork, know-how, specifications, procedures, development plans, methods of production, use, operation and application, material, business plan, customer or personnel list or financial statement or any other information which is not available to the general public. LS&Co. Confidential Information shall include Proprietary Information (as described below). Confidential Information shall include, without limitation, information disclosed in connection with this Agreement, but shall not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information; or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it.

17.2    Proprietary Information. “Proprietary Information” means any and all information disclosed by LS&Co. to Licensee related to any LS&Co. design, design schedule, line-strategy, marketing program, business plan, technology, any Sales Plan, and any other information clearly marked “LS&Co. Proprietary Information”.

17.3    Limits on Use and Disclosure. Except as necessary for performing obligations under this Agreement or as specifically authorized by Discloser in writing, and except as required by law, Recipient shall not reproduce, use, distribute, disclose or otherwise disseminate Confidential Information. Upon expiration or termination of this Agreement or upon request by Discloser, Recipient shall promptly case use and disclosure of Confidential Information, and deliver to Discloser, or upon Discloser’s request destroy, all Confidential Information (including copies) then in its custody, control or possession, and shall deliver within five (5) days after such termination or request a written statement to Discloser certifying compliance with this Section 17.3.

17.4    Access. Licensee and LS&Co. shall use reasonable efforts to ensure that access to Confidential Information is limited to those employees or other authorized representatives of Recipient who need to know such information for the purposes contemplated by the Agreement, who are informed of its confidential nature, and who are subject to written confidentiality obligations no less restrictive than those contained in this Agreement. In no event shall Licensee disclose LS&Co. Confidential Information to any Affiliate manufacturing, marketing, or selling Competitive Products without LS&Co.’s prior written consent in each instance.

17.5    Confidentiality of Agreement. Except as may be required under applicable securities law and stock exchange regulations, Licensee shall not issue any press release or other public announcements relating to this Agreement in any respect or to the business relationship between LS&Co. and Licensee without first obtaining the approval of LS&Co. If such disclosure is required under applicable securities law or stock exchange regulations, Licensee agrees to use its best efforts to notify LS&Co. of such disclosure in advance of its publication.
17.6    Data Security and Privacy. Licensee will implement and maintain administrative, physical and technical safeguards meeting good industry standards designed to prevent the accidental or unauthorized access, collection, receipt, transmission, storage, disposal, use, alteration, processing, disclosure, destruction or loss of LS&Co. Confidential Information in Licensee’s possession. Licensee will, and will cause its subcontractors that receive, process, collect, use, store, disclose, handle, or access Data

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(as defined in a Schedule) to, comply with any data security and privacy obligations set forth in a Schedule.

18.    Assignment; Change of Control of Licensee

18.1    LS&Co. Assignment. Nothing in this Agreement limits LS&Co.’s ability to sell or otherwise transfer the Trademarks to a third party or to engage in any merger, consolidation, sale of assets, reorganization, sale of stock or other transaction. LS&Co. may assign its rights and delegate its duties under this Agreement in its sole discretion, including, without limitation, in connection with such a transaction.

18.2    Licensee Assignment. The rights granted to Licensee are personal in nature.  Licensee may not assign this Agreement or any rights granted under this Agreement, or delegate any of its obligations under this Agreement, without first obtaining the written approval of LS&Co., and any such approval shall be in all cases conditioned on payment of a transactional fee to LS&Co. equal to [***] percent ([***]%) of the total royalties paid by Licensee during the twelve month period leading up to the request for approval (the “Transactional Fee”).  Any such assignment without the prior approval of LS&Co. shall be null and void and of no force or effect.  Under no circumstances shall Licensee assign or sublicense this Agreement, or the rights granted hereunder to an entity that makes, sells, or offers for sale Competitive Products. Any “Change in Control” of Licensee shall be considered an assignment of this Agreement by Licensee.  “Change in Control” means the occurrence of any of the following events: (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or any such transactions in bankruptcy) in which a person, entity, group, or seller obtains (whether by transfer, assignment, sale, lease, loan, joint venture, investment, or other means) all, or substantially all, or any material portion of the tangible or intangible assets of the Licensee; (ii) any consolidation or merger of Licensee in which Licensee is not the continuing or surviving corporation or after which the shareholders of Licensee on the date of the consolidation or merger cease to hold at least fifty percent (50%) or more of the combined voting power of Licensee; (iii) any event or transaction which causes another person, entity, or group to control the composition of Licensee’s board of directors or to hold more than half of the issued share capital of the Licensee; or (iv) any other event which takes from the Licensee as currently constituted the capacity to direct the outcome of a Licensee's financial or operational decision-making.  In addition, any transaction or event in which the Licensee itself acquires control of (i) an entity selling Competitive Products, or (ii) a product line, brand or component of a business selling Competitive Products, in any manner (including those set forth above) shall be treated as a Change in Control for the purposes of this Agreement. Licensee shall notify LS&Co. in writing of any contemplated Change in Control at least sixty (60) days prior to the expected date the Change in Control occurs and actual Change in Control within three (3) days after its occurrence.  If the prior approval of LS&Co. is not obtained with respect to any Change of Control of Licensee or the Transactional Fee is not paid, LS&Co. shall be entitled, in addition to any other remedies available under this Agreement, in its sole discretion, to terminate this Agreement at any time during the ninety (90) day period after the date upon which LS&Co. receives from Licensee notice of the Change in Control or otherwise learns of the Change in Control.

19.    Approvals

This Agreement contains a number of provisions in which Licensee must obtain LS&Co.’s approval of a particular item or matter. All requests for these approvals must be made in writing by Licensee. Unless otherwise expressly stated in the relevant provision, approval procedures shall be as described in this Section 19. All approvals or

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disapprovals may be made by LS&Co. in its sole discretion and must be communicated by LS&Co. in writing. If LS&CO. fails to affirmatively approve or disapprove of an item or matter within ten (10) days after submittal to LS&Co., then Licensee shall contact LS&Co. and confirm LS&Co. receipt. Any request for which approval is not given by LS&Co. within twenty-one (21) days after confirmed receipt shall be considered disapproved. LS&Co. shall have no obligation to review items or matters the submission of which did not comply with this submission procedure. It is understood and agreed that LS&Co.'s approval decisions under Sections 4, 5, 6 and 8 of this Agreement may be based solely upon LS&Co.’s subjective standards as to aesthetics and image based upon its requirements for and the reputation and prestige of products bearing the Trademarks, retail distribution of products bearing the Trademarks and its commercial judgment generally. It is understood that Product quality, style of packaging, shipping, customer service, promotion, selling tools, creation and introduction of new products and service and presentation at retail all may bear upon “image” as contemplated by this Section 19.

20.    Dispute Resolution

20.1     Definitional Disputes. Licensee recognizes that LS&Co. has granted, and may in the future grant, licenses to other parties to use the Trademarks or one or more of LS&Co.'s other trademarks in connection with the manufacture, promotion and sale of apparel, accessories or other items. If Licensee notifies LS&Co. of what it believes is an existing or potential conflict in the definition of Products contained in this Agreement with the definition of merchandise covered by, or the rights of the licensee under, a third-party license agreement, LS&Co. shall consider and resolve the issue by giving Licensee a written notice of its decision. LS&Co.’s decision shall be final and binding upon Licensee. In addition, Licensee acknowledges that due to the nature of the marketplace, the definition of Products may change over time or may not be amenable to precise delineation, whether or not there exists a potentially conflicting second license. Licensee agrees that if there is a dispute with LS&Co. regarding the definition of Products, LS&Co. shall have authority to resolve the dispute in its sole discretion; that decision shall be final and binding upon Licensee.

20.2    Mediation. If there is any controversy, dispute or claim arising out of or relating to interpretation or breach of this Agreement (except controversies, disputes or claims relating to or affecting in any way the ownership of or the validity of the Trademarks or any related registration or application for registration, or fraud by either party), then Licensee and LS&Co. promptly shall use best efforts to settle it. If the dispute cannot be resolved, Licensee and LS&Co. promptly shall initiate and participate in mediation of the dispute, with a mediator to be selected jointly by Licensee and LS&Co., or, if they cannot agree upon a mediator, by the Regional Vice President of the San Francisco-based division of the American Arbitration Association (“AAA-SF”) or his or her designee. If the dispute is not resolved within five (5) days after completion of mediation, then Licensee and LS&Co. promptly shall submit it to binding arbitration as provided in Section 20.3.

20.3    Agreement to Arbitrate. The arbitration shall be conducted in San Francisco or other location mutually chosen by Licensee and LS&Co. in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association (“AAA”). There shall be a single arbitrator, who shall be selected in accordance with the procedures of the AAA. He or she shall be a retired or former judge of any federal court appointed under Article III of the United States Constitution who presided in a court located in the state in which the arbitration is conducted, or a retired or former judge of a trial court of general jurisdiction or a higher court of the state in which the arbitration is conducted. Judgment upon any award rendered by the arbitrator may be entered by any State or

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Federal court having jurisdiction. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrator. Licensee and LS&Co. intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a site or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. The decision of the arbitrator shall be binding and shall not be subject to judicial review.

20.4    Injunctive Relief; Other Actions. Notwithstanding the other provisions of this Section 20, both Licensee and LS&Co. may request a court of competent jurisdiction to grant provisional injunctive relief solely for the purpose of maintaining the status quo until an arbitrator can render an award on the matter in question and the award can be confirmed by a court having jurisdiction. It is understood and agreed that LS&Co. may seek injunctive relief in matters involving use of the Trademarks or other trademarks of LS&CO. or disclosure of confidential information. It is further understood and agreed that nothing in Sections 20.1, 20.2, 20.3 or 20.4 shall in any way limit LS&Co.’s rights under Sections 13 and 14 to terminate the Agreement upon the occurrence of an Event of Default.

20.5    Expenses. The arbitrator shall award to the prevailing party in any arbitration, and the court shall include in its judgment, if any, for the prevailing party in any claim arising under this Agreement, the prevailing party's costs and expenses (including, without limitation, expert witness expenses and reasonable attorneys' fees and expenses for mediation) of investigating, preparing and presenting such claim or cause of action. LS&Co. and Licensee shall each bear their own expenses incurred in a mediation that does not result in arbitration.

21.    Brokers

Each of LS&Co. and Licensee represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement. Each of LS&Co. and Licensee agrees to indemnify the other and hold it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with those liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement, insofar as those liabilities shall be based on any arrangements or agreements made by, or purported or alleged to be made by, it or on its behalf.

22.    Taxes

22.1     Payment of Taxes. All amounts payable to LS&Co. pursuant to this Agreement are exclusive of all applicable taxes, excise or customs duties, fees, levies, or similar government charges, however designated, including penalties and interest (“taxes”) imposed by any competent jurisdiction, including but not limited to those taxes based on gross revenue, payments under this Agreement, or otherwise Provided, however, if Licensee is required by applicable law or administration thereof to withhold or deduct any amount on account of any withholding taxes imposed, levied, collected, assessed, or withheld by any governmental authority of competent jurisdiction by virtue of any payment due under this Agreement, then Licensee shall (i) make such withholding or deduction and remit the full amount withheld or deducted to the relevant government or taxation authority in accordance with applicable law and (ii) provide to LS&Co., within fifteen (15) days of the end of each Quarter, official tax receipts or other acceptable evidence of the payment of any tax required to be withheld by Licensee. The Licensee will also provide all reasonable

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assistance necessary for LS&Co. to receive a United States foreign tax credit with respect to all such taxes withheld by Licensee. Licensee will be responsible for reimbursing LS&Co. for any lost foreign tax credits due to the failure to provide such official tax receipts or other acceptable evidence after Licensee has been given a reasonable opportunity to cure such failure. If any payments hereunder may be entitled to a reduced or nil rate of withholding tax by virtue of any local tax law or applicable Double Tax Treaty, the parties shall exert their best efforts to qualify for such reduced or nil rate of withholding tax, including providing any documents required by relevant tax authorities. For the avoidance of doubt, the parties agree that payments made pursuant to section 4.2 are to be reported as royalties for all tax purposes.
22.2      Failure to Withhold Taxes or Provide Documentation.  If at any time Licensee fails to fulfill any of its obligations pursuant to Section 24.1 hereof to the satisfaction of LS&Co. and fails to remedy its default within thirty (30) days of the date of a written notice from LS&Co. of such failure, Licensee shall pay to LS&Co., within 30 days of receipt of a written demand by LS&Co. a sum equal to the amount of all taxes properly payable (as specified in Section 24.1 hereof) which (i) Licensee failed to withhold or pay, or (ii) in respect of which Licensee has failed to provide to LS&Co. official tax receipts or other acceptable evidence of the payment of such taxes, and all penalties and interest payable as a result of Licensee’s failure to withhold such taxes.

23.    Representations and Warranties

23.1    By LS&Co. LS&Co. represents and warrants to Licensee that: (i) LS&Co. holds various registrations for, and/or common law rights in and to, the Trademarks in the Territory; (ii) LS&Co. has full legal right, power and authority to grant the license described in Section 1, to enter into this Agreement, to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated by this Agreement; (iii) this Agreement has been duly executed and delivered by LS&Co. and constitutes the legal, valid and binding obligation of LS&Co., enforceable against it in accordance with its terms; and (iv) LS&Co. is not a party to, subject to or bound by any agreement, contract, license, indenture, law, regulation or commitment of any kind or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

23.2    By Licensee. Licensee represents and warrants to LS&Co. that: (i) Licensee has full legal right, power and authority to enter into this Agreement, to perform all of its obligations under the Agreement and to consummate all of the transactions contemplated by this Agreement; (ii) this Agreement has been duly executed and delivered by Licensee and constitutes the legal, valid and binding obligation of Licensee, enforceable against it in accordance with its terms; (iii) Licensee is not a party to, subject to or bound by any agreement, contract, license, indenture, law, regulation or commitment of any kind or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) except for Other Relationships, Licensee and its Affiliates are not a party to any license, sublicense or similar agreement or arrangement giving Licensee or its Affiliates the right to manufacture or sell any Competitive Products; (v) Licensee has obtained all licenses, authorizations, approvals, consents and permits required by applicable laws to exercise its rights and to perform its obligations under this Agreement; and (vi) Licensee shall comply with all laws, rules, regulations and requirements of any governmental body of competent jurisdiction that are applicable to the manufacture,

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distribution, sale or promotion of Products or otherwise to the performance of its obligations under this Agreement, including but not limited to, the California Consumer Privacy Act of 2018, Canada’s Anti-Spam Law and the Personal Information Protection and Electronic Documents Act.

23.3    No Other Representations and Warranties. Licensee and LS&Co. recognize that there are many uncertainties in the business of Licensee contemplated by this Agreement. Licensee and LS&Co. agree and acknowledge that other than those representations expressly made in this Agreement, no representations, warranties, commitments or guarantees of any kind have been made to either party by the other, or by anyone acting on its behalf, including, without limitation, representations concerning the value of the Products or the prospects for the level of their sales or profits. Licensee and LS&Co. each have made its own independent business evaluation in deciding to license Licensee to manufacture and distribute the Products on the terms described in this Agreement.

24.    General Provisions

24.1    Notice. All notices, approvals requests, consents and other communications under this Agreement shall be in writing and shall be considered properly given or sent: (i) on the date when the notice, request, consent or communication is personally delivered and acknowledged; or (ii) on the date when sent by confirmed facsimile or electronic transmission if a business day or on the first business day following if not; or (iii) five (5) days after transmission by certified or registered mail; or (iv) the first business day after transmission by overnight courier delivery, to the notice address set forth in a Schedule. The notice addresses may be changed by delivery of a notice to that effect to the other party.

24.2    Relationship of the Parties. Licensee and LS&Co. are and shall remain independent commercial contracting parties; the arrangements contemplated by this Agreement shall not create a partnership, joint venture, employment, fiduciary or similar relationship for any purpose. This Agreement is not intended to and does not create any direct relationship between LS&Co. and any employee, contractor, subcontractor or other person in a relationship with Licensee. Neither Licensee nor LS&Co. shall have the power to obligate or bind the other to a third party or commitment in any manner whatsoever, except as expressly provided in Section 15 of this Agreement. LS&Co. shall not be responsible, to Licensee or to any person, in any way for wages, benefits, compensation, taxes or any other liability in respect of persons employed or retained by Licensee in connection with performance of its obligations under this Agreement or otherwise. LS&Co. shall not be responsible to Licensee, to Licensee’s landlord or to any other person, in any way for lease obligations, environmental compliance, personal injuries, timely handling of Indemnified Claims, or otherwise in respect of Showroom, sales office, manufacturing facility, distribution facility or other space used by Licensee in connection with performance of its obligations under this Agreement or otherwise.

24.3    Compliance with Laws. Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Products or otherwise to the performance of its obligations under this Agreement.

24.4 Entire Agreement; Modifications. This Agreement contains the entire agreement between LS&Co. and Licensee for the matters set forth therein, and represent the final, complete and exclusive statement of LS&Co. and Licensee and supersede all

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prior or contemporaneous agreements, communications, arrangements or understandings between LS&Co. and Licensee, including, without limitation, any letter of intent. For purposes of clarity, this T&C and each Schedule constitute a separate trademark license agreement. This Agreement may not be explained or supplemented by any course of dealings between LS&CO. and Licensee or by usage or trade and shall not be considered modified by provisions contained in other documents prepared by LS&Co. and Licensee including, without limitation, royalty statements, Sales Plans, retailer approvals and the like. This Agreement may be modified only as stated in and by a writing signed by both LS&Co. and Licensee which refers specifically to this Agreement and states that it is amending this Agreement.

24.5    Remedies. All rights and remedies provided for in this Agreement shall be cumulative and in addition to any other rights or remedies LS&Co. and Licensee may have at law or in equity. LS&Co. and Licensee may employ any of the remedies available to it with respect to any of its rights without prejudice to the use by it in the future of any other remedy. Except as expressly provided in Section 15 of this Agreement, no person, other than LS&Co. and Licensee, shall have any rights under this Agreement, it being understood that the respective Affiliates, directors, officers, employees and agents of each of them are direct and intended beneficiaries of indemnification promises as provided in Section 15. Licensee’s obligation to pay royalties shall be absolute notwithstanding any claim Licensee may assert against LS&Co. Licensee may not set off, compensate or make any deduction from any royalty payment for any reason whatsoever.

24.6        Submission to Jurisdiction. LS&CO. AND LICENSEE CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY RELATED MATTER, OTHER THAN ANY ACTION OR PROCEEDING REQUIRED BY SECTION 20 TO BE SUBMITTED TO MEDIATION AND ARBITRATION, SHALL BE LITIGATED IN THOSE COURTS AND LICENSEE EACH WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO SERVICE OF PROCESS MADE IN THE MANNER DESCRIBED IN SECTION 24.1. Nothing contained in this Section 24.6 shall affect the right of either LS&Co. or Licensee to serve legal process on the other in any other manner permitted by law. Nothing contained in this Section 24.6 shall affect the rights and obligations of LS&Co. and Licensee under Section 13 or in respect of mediation and arbitration of disputes under Section 20.

24.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of LS&CO. and Licensee.

24.8    Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California, United States, which laws shall prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of California choice-of-law rules).

24.9    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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24.10    Survival. Unless otherwise stated, all terms, conditions, obligations and provisions capable of surviving the termination or expiration of this Agreement shall so survive.

24.11    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.12    Force Majeure. Neither LS&Co. nor Licensee shall be liable for any failure of or delay in the performance of its obligations under this Agreement for the period that the failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the party’s reasonable control, it being understood that lack of financial resources shall not be deemed a cause beyond a party’s control. Each of LS&Co. and Licensee shall notify the other promptly of the occurrence of any such cause and carry out the affected performance as promptly as practicable after the cause of the problem is alleviated. It is understood, however, that the occurrence of a force majeure event shall not in any case work an extension of the Initial Term of this Agreement, and Renewal Term, if any.

24.13    Days. Unless expressed stated in a particular provisions, references in this Agreement to "days" means calendar, not business, days.

24.14    Counterparts. This Agreement may be signed in one or more counterparts.

24.15    Irreparable Harm. Licensee acknowledges that the breach or threatened breach of this Agreement may result in irreparable injury to LS&Co. and that LS&Co. shall be entitled to seek injunctive relief to restrain threatened or continued breach of this Agreement.

24.16    Authorization. Each party executing this Agreement on behalf of Licensee and LS&Co. is duly authorized to do so and all entity action necessary for the making of this Agreement has been duly taken.

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* * * *

IN WITNESS WHEREOF, the duly authorized representatives of LS&Co. and Licensee signed this Terms and Conditions to Trademark License Agreement on the date set forth below.

LEVI STRAUSS & CO.                Licensee

By:                            By: _____________________
Name: Thomas Berry                    Name: Parag Desai

Title: SVP, Business Development	Title: SVP, Strategy and Shared
Services
Date: _____________________            Date: _____________________

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EXHIBIT A

DEFINITIONS
“Affiliate(s)” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or shares common control with a party hereto, where such control arises from either (a) a direct or indirect ownership interest of more than 50%, or (b) the power to direct or cause the direction of the management and policies, whether through the ownership of voting stock, by contract, joint venture, or otherwise, equal to that provided by a direct or indirect ownership of more than 50%.
“Agreement Date” means the date of the last party’s signature of the T&C.

“Annual Period” means the period beginning December 1 (or other time period set forth in a Schedule) and ending November 30 of the following year.

“Approved Manufacturers” means third-parties approved by LS&Co. to manufacture the Products in accordance with Section 10.5(a), as designated on a Schedule.

“Approved Retailers” means retailers approved under Section 8 to purchase Products from Licensee, as designated on a Schedule, including First Quality Approved Retailers, Second Quality Approved Retailers (including any MFO Retailers).
“Approved Distributor” means a reseller of goods operating at the wholesale level, whose primary business is to resell goods to retailers, and who has been approved under Section 8.9 to sell Products only to Approved Retailers, as designated on a Schedule.
“Brand” means the specific LS&Co. brand designated on a Schedule.
“Breach Threshold” means the percentage threshold of total Product Sales (measured in units or U.S. Dollars) in an Annual Period, as designated on a Schedule.
“Closeouts” means (i) Products for which approval has been withdrawn by LS&Co., or (ii) in the case of seasonal Products, Products which are no longer part of the current season’s collection, or (iii) Products constituting excess inventory that Licensee desires to move at the end of the season that is sold at a discount of more than [***] percent ([***]%) off of the regular wholesale price with the prior written approval of LS&Co.
“Competitive Products” means any goods that are similar to or compete with goods made, offered for sale, or sold by LS&Co. by itself or through its Affiliates or licensees, including the Products.

“Earned Marketing Contribution” means a marketing contribution on Net Sales of all Products sold in an Annual Period as designated on a Schedule.
“Effective Date” means the date specified on a Schedule on which the Initial Term commences.
“Exceptions to Exclusivity” means those exceptions to the exclusivity of the license granted under Section 1.1 as set forth in Section 1.2 and on a Schedule.

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“First Quality Approved Retailers” means those retailers permitted to sell the Products under Section 8 and designated as First Quality Approved Retailers on a Schedule.
“First Quality Earned Royalties” means the royalties paid by Licensee to LS&Co. on Net Sales of First Quality Products and any other sales as required by this Agreement on each Quarter for an Annual Period, at the rate designated on a Schedule.
“First Quality Products” means Products which are free from defects and are identical in all material respects to approved Samples.
“GSOG” refers to LS&Co.’s Global Sourcing and Operating Guidelines, as described in Section 10.
“Guaranteed Marketing Contribution” means the non-recoupable guaranteed marketing contribution in respect of each Annual Period as set forth on a Schedule.

“Guaranteed Minimum Royalty” means the non-recoupable guaranteed minimum royalty payable to LS&Co. in respect of each Annual Period for each Territory as set forth on a Schedule.
“Initial Term” means the period of time designated on a Schedule as the initial term of the Agreement .
“Intellectual Property” means any and all rights in and to all U.S. and foreign (i) patents and patent applications, (ii) copyrights, (iii) unpatented information, trade secrets, data, or materials, (iv) Trademarks, and (v) any other intellectual or other proprietary rights of any kind now known or later recognized in any jurisdiction.
"Marketing Spend” means the amount that Licensee shall spend on marketing activities pursuant to Section 4.2(c) and as designated on a Schedule for each Annual Period.
“Minimum Renewal Sales” means the minimum Net Sales for the Annual Period immediately preceding the Renewal Notice Period, as set forth in a Schedule, that Licensee must meet in order to be eligible for consideration for renewal of the Agreement.
“MFO Earned Royalties” means the royalties paid by Licensee to LS&Co. on Net Sales of MFO Products on each Quarter for an Annual Period, at the rate designated on a Schedule.
“MFO Products” means items produced in connection with a forward-looking production order for MFO Retailers.
“MFO Retailers” means those retailers approved by LS&Co. to sell MFO Products and designated as a MFO Retailer on a Schedule.
“National Branded Trademarks and Private Label-Captive Trademarks” means those trademarks or entities referenced in Section 12.2 designated as such on a Schedule.

“Net Sales” means the gross invoice price billed to Approved Retailers, Approved Distributors or other customers, if any, less actual and customary discounts which are merchandise returns, allowances for vendor re-tagging and markdowns, and separately listed applicable taxes, as each of which is reasonably documented and verified to LS&CO. No other deduction or

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recoupment shall be allowed of any kind, including, without limitation and by way of example, cash discounts, early payment discounts, year-end rebates, costs incurred in manufacturing, selling, distributing, shipping and handling costs, advertising (including cooperative and promotional allowances, fixturing, merchandising guides, displays, or the like), uncollectible accounts, commissions, or any other amounts, nor shall such deductions or recoupment be netted against the sales price to arrive at the gross invoice price or any reduced gross invoice price. A Product shall be considered “sold” on the earlier of the date when the Product is billed or invoiced, shipped, consigned or paid for. The terms of payment or credit concerns relating to Approved Retailers or otherwise shall not affect Licensee’s royalty payment obligations.

“Other Relationships” means those arrangements where Licensee or its Affiliates is a party to, or presently plans to become a party to, certain licenses, sublicenses or similar arrangements giving Licensee or its Affiliates the right to manufacture or sell Competitive Products, as designated on a Schedule.
“Permissible Websites” means those publicly accessible website(s) approved in writing by LS&Co. under Section 8.7(b).
“Products” means those items designed and produced pursuant to this Agreement and identified by category on a Schedule, all bearing or incorporating one or more of the Trademarks.
“Quarter” means the following three (3) month periods during each Annual Period: December 1 to February 28; March 1 to May 31; June 1 to August 31; and September 1 to November 30.

“Renewal Notice Period” means the period of time when Licensee can submit a request for renewal of the Agreement as designated on a Schedule.

“Renewal Term” means the period of time designated as the renewal term of the Agreement on a Schedule.

“Sales Plan” means a sales plan describing Licensee’s proposed line plan, retailers for the relevant Annual Period, marketing activities, delivery dates and projected Net Sales by month, it being understood that the line plan, list of retailers and specific marketing materials and plans are subject to LS&Co.’s approval as provided elsewhere in this Agreement and that actual sales performance may vary from that contemplated by the Sales Plan in view of market conditions, customer relations and other factors. The proposed Sales Plan for the Initial Term shall be included in a Schedule.

“Second Quality Approved Retailers” means those retailers permitted to sell the Products under Section 8 and designated as Second Quality Approved Retailers on a Schedule.
“Second Quality Earned Royalties” means the royalties paid by Licensee to LS&Co. on Net Sales of Second Quality Products and any other sales as required by this Agreement on each Quarter for an Annual Period, at the rate designated on a Schedule.
“Second Quality Products” are defined as Seconds and Closeouts. “Seconds” means Products produced that are (i) merchantable but not suitable for sale at list price because they contain minor production or material flaws not affecting proper usage of the Trademarks, or (ii) in any respect not identical to the Sample approved by LS&Co.

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“Term” means the Initial Term and any Renewal Term.
“Territory(ies)” means the countries, regions, or other geographic designations specified in a Schedule in which Licensee may sell Products to Approved Retailers.
“Trademarks” means: (i) all of the trademarks in the form shown on a Schedule; (ii) any combination, form or derivative of those trademarks which LS&Co. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing showing the combination, form or derivative of the mark and referring to Section 1; and (iii) any other trademark LS&Co. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing, showing the mark and referring to Section 1, it being understood that LS&Co. may from time to time remove or substitute individual trademarks from a Schedule in its sole discretion.

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EXHIBIT B
ADDENDUM TO TRADEMARK LICENSE AGREEMENT
THIS ADDENDUM TO TRADEMARK LICENSE AGREEMENT (this “Addendum”) is entered into and effective on [____ __, 201_] (the “Effective Date”), by and between LEVI STRAUSS & CO., a Delaware corporation, located at 1155 Battery Street, San Francisco, California 94111 (“LS&CO”), and [__________] (“Licensee”).
 LS&Co. and Licensee are parties to a Schedule related to the [insert Product Summary] effective as of [_____ __, 2019] and the Terms and Conditions to Trademark License Agreement (“T&C”) executed [_____ __, 2019] (collectively, the “License Agreement”). Section 8 of the T&C permits Licensee to market, sell and distribute Products to LS&Co. and its Affiliates. This Addendum is being executed by LS&Co. and Licensee to provide the terms and conditions for the sale and delivery Products by Licensee to LS&Co.under Section 8 of the T&C and supplements and amends the License Agreement. Capitalized terms used but not defined in this Addendum have the meanings given to them in the License Agreement. References to this Agreement are references to the License Agreement as amended and modified by this Addendum.

Licensee and LS&Co. agree as follows:

1. Orders.

1.1    Orders. Each purchase and sale of goods, including all packaging, components, material, containers and labels in connection with such goods, and related services, ordered or intended to be ordered by LS&Co. from Licensee or Licensee’s Designee shall be initiated by LS&Co.’s, or any Affiliates’ issuances to Licensee or such Licensee’s Designee of an order for Products (a “Purchase Order”). All Purchase Orders are governed solely by the terms of this Agreement and the terms of the Purchase Order, including, but not limited to quantity, product description, and delivery terms. Any different terms are rejected without further notification by LS&Co. or Licensee. Each Purchase Order will be separate and individual, and not part of an installment agreement. If Licensee cannot accept a Purchase Order, Licensee shall provide notice to within three (3) business days of receipt of the Purchase Order specifying the reasons why Licensee cannot accept the Purchase Order. Any Purchase Order not rejected by Licensee within three (3) business days of receipt by Licensee shall be deemed accepted by Licensee. Unless otherwise expressly agreed by the parties in writing, LS&Co. shall not be obligated to order any Products from Licensee or any of Licensee’s Designee(s).

1.2    Pricing. The purchase price for each Product shall be inclusive of all as specified in the Purchase Order, applicable taxes, excises, duties and any other charges related to the manufacture, delivery and sale of Products. The pricing shall be as set forth in Exhibit A hereto and the pricing shall be negotiated annually in good faith by the parties. Once negotiated, pricing will remain unmodified for such year, except that Licensee may request an increase during such year, to reflect an amount necessary to cover any of the increased costs of the raw materials used by Licensee to manufacture the Products. At no point shall the price charged to LS&Co. be greater than the amount previously agreed to in the License Agreement.

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

1.3    Projections. Licensee agrees that Projections provided by LS&Co. are not binding on LS&CO, and any action taken or omitted by Licensee on the basis of a Projection will be at its own risk and cost.

1.4    Modification or Cancellation of Purchase Order. LS&Co. is entitled to modify a Purchase Order if such change is necessitated by business factors. Licensee agrees to accept LS&CO’s requests for changes in the quantities specified in the relevant Purchase Order so long as those changes fall within Licensee’s production planning possibilities. LS&Co. will notify Licensee of any modification as soon as practicable. Additionally, LS&Co. is entitled to cancel any Purchase Order submitted to the Licensee or Licensee’s Designee, without incurring any liability, by giving notice of such cancellation to the Licensee or Licensee’s Designee at least four (4) weeks before the exit factory date. Licensee may be paid an equitable amount of compensation with respect to such cancellation, provided that the amount paid will not exceed the cost of the Products requested under the relevant Purchase Order. If Products have been manufactured prior to the cancellation, LS&Co. will direct the Licensee about the disposal of such Products.

1.5    Strict Compliance with Purchase Order. Licensee is required to manufacture and deliver the Products specified in the corresponding Purchase Order in strict conformity with its instructions (except for quantities and Seconds, which are addressed in Section 2.4). If the Licensee fails to strictly comply with any delivery instructions, the Products do not meet the standards required under this Agreement, or at any time a representation or warranty made by Licensee in this Agreement is found to be materially incorrect, LS&Co. reserves the right to immediately reject or cancel any and all outstanding Purchase Orders for such Products. Upon such cancellation or rejection, Licensee will: (x) indemnify LS&Co. fully with respect to all losses and expenses incurred in connection with the cancellation, including, without limitation, loss of business, and loss of profits to LS&Co. and/or any of its Affiliates’ commercial images; (y) bear all manufacturing and delivery costs incurred in relation to the cancelled Purchase Order; and (z) at Licensee’s expense, return to LS&Co. or dispose of (as directed by LS&Co.)) any raw materials, equipment supplied by LS&Co., and any cancelled or rejected Products, whether shipped or not. If rejected or cancelled Products have been shipped to LS&Co., LS&Co. may send the rejected or cancelled Products back to Licensee at the Licensee’s expense, and instruct Licensee as provided above. Notwithstanding the foregoing, Licensee shall not sell rejected Products in any market.

2. Delivery.
2.1    The Delivery Method (as set forth in each Purchase Order), the Shipping Procedures and the Packaging Guidelines will be binding upon the parties for each Purchase Order, unless otherwise expressly agreed in writing by the parties. Products will be packed at an optimal fill rate, unless otherwise directed by LS&Co. Licensee agrees to indemnify LS&Co against all losses, fees, claims and damages suffered by LS&Co and/or its Affiliates as a result of Licensee’s or Licensee’s Designee’s non-compliance with the Shipping Procedures, Delivery Method or Packaging Guidelines.
2.2    If indicated by the Delivery Method, Licensee must deliver Products to LS&Co or to the party specified in the relevant Purchase Order only by Designated Carriers and Designated Customs Brokers (as specified by LS&Co.). A list of Designated Carriers and Customs Brokers may be provided to Licensee by LS&Co. from time to time. If none is provided, then Licensee: (a) must obtain LS&Co.’s consent to use a specific carrier or broker; (b) must only use carriers

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

and brokers who possess the requisite skills and experience; and (c) shall be solely responsible for managing and communicating to LS&Co. the status of the shipment’s movement up until the agreed-upon point of title transfer, including, without limitation, providing exception management and transmission of shipment data in the required format to an LS&Co. event management application.
2.3    LS&Co. may change the scheduled delivery date(s) of any Products ordered by notifying Licensee in writing no less than 30 days before the delivery date(s) specified in the relevant Purchase Order. Notwithstanding the foregoing, LS&Co. may provide less than 30 days’ notice for air freight delivery and any other special circumstances including direct shipping and/or DC bypass shipments based on updated demand triggers. Any variation and the associated change in price agreed between the parties will be effective on Licensee’s receipt of the written variation notice from LS&Co. Early deliveries must be consented to in advance by LS&Co. Under no circumstances will any approved early delivery affect the originally agreed upon price and payment terms.
2.4    (a) Quantities: Variations in Product quantity (up or down) at delivery in an amount greater than [***]% of the total quantity specified in the Purchase Order, must be approved in advance in writing by LS&Co. Only First Quality Products are considered when calculating the allowed percentage. Any delivery where the quantity of First Quality Product is less than the quantity specified in the relevant Purchase Order after the allowed percentage variation may be rejected by LS&Co. in its sole discretion. Further, LS&Co. may require that Licensee provide additional Product on an expedited basis to cure for any under supply of [***]% or more. All Products delivered in excess of the quantity specified in the relevant Purchase Order, in excess of the allowed percentage for over shipment, may be rejected by LS&Co. in its sole discretion. After three or more Purchase Orders with over-shipments or under-shipments in any six month period, regardless of whether the [***]% threshold is met, LS&Co. may reduce the [***]% threshold to as low as [***]%, or authorize a third- party to purchase excess Products resulting from over shipment from Licensee at [***]% of the agreed FOB price.
(b) Seconds: Seconds that are not accepted for delivery by LS in accordance with the terms of this Addendum must be properly marked, recorded and stored at a secure location, shall be subject to inspection and audit by LS&Co. representatives, and disposed/distributed by Licensee only in accordance with LS&Co.’s instructions, which may include, without limitation, selling them to an LS&Co. Affiliate or agent nominated by LS&Co. Licensee shall refer to and comply with LS&Co. Seconds & Thirds Policy available on the Supplier Portal, as updated from time to time.
(1) Licensee is only allowed a certain NAS by Purchase Order. If Licensee does not exceed the NAS for a Purchase Order, then Seconds delivered under that Purchase Order will be invoiced by Licensee at [***]% of the applicable per unit price.
(2)In case Licensee, for any given Purchase Order, exceeds the NAS, LS&Co. shall be entitled, at its full discretion, to either reject all such Seconds exceeding the NAS or to receive all such Products exceeding the NAS at a discount to be decided at LS&Co.’s discretion.

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

(3) Notwithstanding this Section 2.4(b), Licensee must use best efforts to deliver only First Quality Products in each Purchase Order.
(4) Thirds will not be invoiced by Licensee and will be disposed of according to LS&CO’s instructions.
2.5    If Products will be shipped internationally, Licensee will provide LS&Co. with all documentation required by the country of destination’s customs service, and will provide all necessary documents required for LS&Co. to be exempt from import duties and tariffs in the country of destination. All shipping documents required by law or requested by LS&Co. will be presented by Licensee. The Licensee will indemnify LS&Co. for any costs or expenses associated with any errors or omissions in the documentation caused by Licensee’s negligence or willful misconduct.
2.6    Licensee will immediately notify LS&Co. of any event or delays likely to affect delivery dates and will use its best efforts to avoid or mitigate the effects of any delays.
2.7    Time is of the essence for each Purchase Order created under this Agreement. If Products are delivered more than ten (10) business days after the delivery date set forth in the relevant Purchase Order (the “Delivery Date”) for any reason other than a Force Majeure Event, the Total PO Price will be reduced by [***]%. If Products are delivered more than fifteen (15) business days after the Delivery Date for any reason other than a Force Majeure Event, the Total PO Price will be reduced by [***]%. LS&Co. has the right to reject Products (in whole or in part) and cancel any Purchase Order if all or part of the Products ordered thereby are delivered more than twenty (20) business days after the relevant Delivery Date. Alternatively, LS&Co. may accept delivery with a Total PO Price discounted in an amount greater than [***]%, as agreed between the parties.
2.8    In addition and without prejudice to Section 2.8 above, should Licensee experience delays in supplying Products under any Purchase Order, Licensee shall, at its own expense, take all appropriate expedited shipping measures (e.g. air freight or express courier service) in order to comply with the relevant Delivery Date or to minimize the delay and, where applicable, indemnify LS&Co. for all expenses and damages incurred as a result of a late delivery. Alternatively, LS&Co. may, at its option, take actions to expedite delivery and LS&Co. may reduce the amount payable to Licensee under the relevant Purchase Order in an amount equal to the cost of such measures.
2.9    In the event of a Deficient Delivery (whether from Licensee or Licensee’s Designee), LS&Co. shall notify Licensee and Licensee will promptly take all necessary steps to correct the Deficient Delivery and shall, at all times, be fully liable for all costs and charges arising thereto including without limitation, the cost of re-delivery, replacement of Products and any shipping/packaging/handling charges and the cost of any corrective actions to remedy the Deficient Delivery where VCOM Charges are incurred, LS&Co. reserves the right to deduct such charges from Licensee’s invoices.
3. Loss; Risk of Loss.

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

3.1    Licensee assumes the risk of loss of Products and Raw Materials from the time such Products and Raw Materials are in the possession, custody or control of Licensee or Licensee’s Designee, until the time the risk of loss of such Raw Materials and Products is transferred to LS&Co. in accordance with Sec. 4.4 below.

3.2    Licensee acknowledges and agrees that any loss, damage or pilferage of Products or Raw Materials bearing the Trademarks used for the Products will inevitably cause direct or indirect loss and damage to LS&Co. and its Affiliates because of the value of the Trademarks affixed onto the Products and Raw Materials.

3.3    Licensee agrees to use its best efforts to prevent any loss, damage or pilferage of Products or Raw Materials or any other items bearing the Trademarks, whether in the Licensee’s premises, Licensee’s Designees’ premises or in the Manufacturing Facilities, including by: (a) keeping or causing to be kept all Products, Raw Materials and other items used in the making of the Products and bearing the Trade Marks secure and in safe custody and with utmost care; and (b) limiting access to such items, molds, mats, matrices or mastering materials to only persons authorized by it and who have a need for such access.

3.4    In the event there is any loss or pilferage of Products, Raw Materials or other items (for whatever reason and whether through the fault or negligence of Licensee or otherwise), Licensee must immediately report such loss or pilferage to LS&Co. and will fully indemnify LS&Co. and/or its Affiliates for all losses, liabilities, damages, costs and expenses incurred by LS&Co. and/or its Affiliates as a result of or in connection with such loss or pilferage (including all losses and damages caused by reason of any unauthorized production, sales or counterfeiting of Products).

4. Title, Storage and Risk

4.1    Title to the Products shall pass to LS&Co. or to the party specified in the relevant Purchase Order in accordance with the transfer of risk point described in INCO with respect to the Delivery Method specified in the Purchase Order.

4.2    Subject to Section 4.3 below, all risk in the Products will pass to LS&Co. on acceptance of the Products by LS&Co. following inspection in accordance with LS&CO’s garment inspection procedure or on delivery to LS&Co. in accordance with this Agreement, whichever is the later.

4.3    All risk in Products that have been returned to Licensee for repair will pass to LS&Co. only upon acceptance of the Repaired Products by LS&Co. following inspection in accordance with LS&Co. garment inspection procedure or on delivery to LS&Co. of the Repaired Products in accordance with this Agreement, whichever is the later.

5. Payment

5.1    The Total PO Price for the Products will be invoiced by Licensee to LS&Co. on delivery of the Products in accordance with Section 2.

5.2    Payment of invoices will be made by LS&Co. in US Dollars (or any other currency agreed between parties for each relevant country) and in accordance with payment terms specified in the relevant Purchase Order.

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

5.3     The parties acknowledge that LS&Co. may from time to time pay the Total PO Price prior to the inspection or quality control or audit of the Products delivered under a particular Purchase Order. The parties agree that such payment will not affect any rights of LS&Co. under this Agreement, including, without limitation, the right to cancel a Purchase Order, reject Defective Products and/or its entitlement to a price reduction or refund when applicable.

5.4     Licensee warrants that the payment terms set forth herein for Licensee and Licensee’s Designees (as applicable) are legal and binding under the laws of the countries where services are/were performed and no consent of or notice to any government entity, or any agency thereof, is required, except as Licensee may otherwise advise LS&Co. in writing.

5.5     LS&Co. reserves the right to reduce payment of Licensee’s or Licensee Designee’s invoice(s) in the event LS&Co. or its Affiliates incur a financial loss, damage or additional expenses due to Licensee’s or Licensee Designees’ non-compliance with this Agreement or any specific instruction provided by LS&Co. LS&Co. and/or its Affiliates shall notify Licensee of the reason(s) and expected invoice(s) reduction prior to taking this action.

6. Warranty.

6.1    Products. In addition to, and not in lieu of, all representations and warranties set forth in the License Agreement and all warranties expressed or implied by law, Licensee hereby represents and warrants that all Products, whether manufactured, supplied or sold by Licensee or Licensee’s Designees will be: (a) new, unused, manufactured and packed in strict conformity with the Specifications and all such other written or verbal directions and instructions as may be communicated by LS&CO, or its authorized representative, to Licensee or Licensee’s Designee(s) from time to time; (b) free from defects in materials, workmanship, manufacture, labeling, packaging, shipping and handling; (c) fit for the particular purposes or uses specified by LS&Co. or otherwise known to Licensee; (d) able to pass without objection in the trade; (e) of first quality (unless otherwise specifically requested by LS&Co.) and otherwise in compliance with normal retailing standards; (f) in conformance with all certifications or other statements made by Licensee or its agents or contained in Licensee’s advertising or promotional material; and (g) manufactured by Licensee or Licensee’s Designees only in those facilities approved by LS&Co. Licensee has obtained, or prior to the time it commences supply of Products will have obtained, and has caused the Licensee’s Designees to obtain, any licenses, permits or other governmental approvals required in connection with the supply and sale of Products, and upon request of or its agents will promptly furnish copies or other information or evidence satisfactory to LS&Co. of all such approvals and in order for LS&Co. to verify compliance with the foregoing provisions of this Section.

6.2    Repair. At LS&Co.’s request, Licensee agrees to repair without charge any Products which within twelve (12) months of delivery to the end-user: (a) are found to be defective Products at the time of delivery, or (b) fail to comply with the representations set forth in Section 6.1 above, and Licensee will reimburse LS&Co. for the labor costs and expenses incurred by LS&Co. as a result of the defective manufacture of the Products by Licensee or Licensee’s Designees, including any repairs which LS&Co. may engage a third-party to perform on its behalf. Products must be repaired within twenty-one (21) days or replaced within ninety (90) days from Licensee’s receipt of the defective Product. Licensee will mark the Product on the exterior packaging in such a way as to distinguish repaired/replacement Products from new Products. The warranties given under this Section 6 will apply equally to any such replacement or Repaired Products. Defective and/or

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

Repaired Products will be at Licensee’s risk while in transit between Licensee and LS&Co., and Licensee will reimburse LS&Co. for all costs and expenses incurred by LS&Co. in connection with any damage to or destruction of such items while in transit.

6.3    Authorization. Each party executing this Agreement on behalf of Licensee and LS&Co. is duly authorized to do so and all entity action necessary for the making of this Agreement has been duly taken.
7. Indemnification. In addition to any indemnification provided by Licensee to LS&Co. and its Affiliates and related parties in the License Agreement, Licensee hereby unconditionally and irrevocably indemnifies LS&Co. (its officers, employees and agents), and/or its Affiliates, from and against all claims and actions and all liabilities, loss, expense, including costs and expenses of Product recall from the market, injury and damage (whether or not on the basis of negligence and including legal costs and disbursements on a solicitor and client basis) suffered or incurred directly or indirectly as a result of, or in connection with, Licensee’s performance or Licensee’s Designees’ performance under this Agreement, a breach of any of its warranties or obligations under this Agreement, or arising in connection with the design, manufacture, possession, supply, or use of the Products, whether under the laws of the country of origin or the country of destination or otherwise, or any negligence, fraud, willful default, or breach of statutory duty of or by Licensee, its officers, employees, agents or contractors or Licensee’s Designees. The Licensee agrees to comply with all applicable laws in respect of this Agreement and to indemnify and hold harmless LS&Co. from and against all claims, damages, losses, expenses, fines and penalties incurred by, or asserted against, LS&Co. which arise as a result of the Licensee’s violation, alleged violation, Licensee’s Designees’ violation, alleged violation, or either Licensee or Licensee’s Designees causing LS&Co.’s violation of any such laws.

8. Use of Subcontractors. Licensee’s use of Licensee’s Designees to provide services required hereunder shall in no way limit or otherwise affect Licensee’s obligations and liabilities under this Agreement. Licensee shall be responsible for all actions of Licensee’s Designees, including, without limitation, those consented to be LS&CO. Licensee shall take all steps necessary to ensure that Licensee’s Designees maintain the level of quality required under this Agreement, and shall ensure that they otherwise comply with all requirements of the Licensee under this Agreement. Additionally, any sale, manufacture or supply of Products by Licensee’s Designees shall be governed by the terms of this Agreement and LS&Co. will be entitled to bring a claim against Licensee and Licensee’s Designee for any loss or damage suffered by LS&Co., or any Affiliate of LS&Co. in connection with the Products manufactured, marketed or sold by Licensee’s Designee(s). Licensee shall be responsible for ensuring that specific Product, transportation, packaging and delivery requirements including delivery dates as communicated by LS&Co. are met by Licensee’s Designees. Licensee shall be responsible for any losses incurred (including but not limited to customer charge backs) that may apply due to Licensee’s or Licensee’s Designees’ failure to meet such requirements.

9. Term. This Addendum shall be in effect for the Term of the License Agreement and shall automatically terminate upon termination of the License Agreement.

10. Limitation of Liability. In no event and at no time shall LS&Co. be liable to Licensee or Licensee’s Designees under this Agreement, any Purchase Order or otherwise for indirect, special, incidental or consequential damages of any kind, including, without limitation, any loss of present

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

or prospective profits, loss of expenditures, investments or commitments made in connection with the establishment of the business relationship with LS&Co. or the performance of obligations under this Agreement or any Purchase Order.

11. Amendment. Except as stated herein, this Addendum may not be amended, superseded or altered, except by an agreement in writing duly executed and delivered by or on behalf of LS&Co. and Licensee; provided, however, that this Section shall not preclude LS&Co. from including additional terms on LS&CO’s Purchase Orders provided such terms are not inconsistent with this Addendum.

12. Conflict Between Documents. This Addendum is incorporated into and made a part of the License Agreement. If any conflict arises between the terms of this Addendum and the terms of the License Agreement, this Addendum will control.

13. Definitions. The following terms when used herein shall have the following definitions:

“Affiliates” means, in relation to either party, any entity which directly or indirectly Controls, or is directly or indirectly Controlled by or in common Control with, such party.

“Control” means, in relation to either party the right of a person or persons acting together, whether in law or in fact, to secure by means of the holding of shares bearing more than 50% of the voting rights attaching to all the shares in that party (or by having the power to control the composition of the board of directors of that party) that all or a substantial proportion of the affairs of that party are conducted in accordance with the wishes of that person or persons, and “Controlled” will be construed accordingly.

“Deficient Delivery” means any delivery of the Products by Licensee which do not meet the requirements set forth in this Agreement or the relevant Purchase Order including but not limited to unapproved under or over shipment, pricing errors, failure to comply with Shipping Procedures, quality issues, incorrect data, late or wrong delivery.

“Delivery Method” means the terms of delivery for the Products under INCO, such method being either FCA, FOB, , DAP, DAP-Freight Collect, DDP (each as defined under INCO) or any other INCO method adopted by LS&Co. as set out in the Purchase Orders issued by LS&Co. from time to time pursuant to this Agreement.

“Designated Carrier” means transportation carriers and shippers expressly approved by LS&Co. for delivery of the Products, which may be varied by notice by LS&Co. to Licensee from time to time.

“Designated Customs Broker” means the customs brokers expressly approved by LS&Co. for delivery of the Products, which may be varied by notice by LS&Co. to Licensee from time to time.

“INCO” means Incoterms 2010.

“Licensee’s Designee” means any Affiliate of Licensee or third-party entity contracted by Licensee and approved by LS&Co. in writing to manufacture Products or perform any other services or responsibilities of Licensee under this Addendum.

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

“NAS” or “Number of Allowed Seconds” means the percentage of Seconds allowed to be delivered by Licensee for any given Purchase Order. The NAS shall be determined by LS&Co. in the relevant Purchase Order.

“Packaging Guidelines” means the procedures Licensee must comply with when packaging the Products to LS&CO. A copy of the Packaging Guidelines can be found in the Supplier Portal.

“Projection” means a non-binding document which indicates estimated quantities of Products which may be required by LS&Co. in the future.

“Raw Materials” means any fabric, raw materials and sundry items (buttons, zippers, trims etc.) required to manufacture the Products and accessories required to produce the final product.

“Repaired Products” means Products that have been repaired by LS&Co. or Licensee pursuant to this Agreement.

“Seconds” means a functional Product that does not meet LS&Co.’s quality standards due to a blemish or a defect that is not repairable.

“Shipping Procedures” means the procedures Licensee must comply with when shipping the Products to LS&CO. A copy of the Shipping Procedures can be found in the Supplier Portal.

“Specifications” mean LS&CO’s design, manufacturing, performance, safety and quality specifications in accordance with LS&Co. Social and Environmental Sustainability Standards and Product Safety Requirements (including the RSL) for Products, Raw Materials and their packaging and shipment, as communicated to Licensee by LS&Co. from time to time, including any works created by Licensee and approved by LS&Co.

“Supplier Portal” means the online portal at the following web link: https://teamx.levi.com/global/SUPPLIERPORTAL/default.aspx where certain documents referred to this Agreement are stored and maintained by LS&Co. and accessible by Licensee. The Licensee shall be eligible to access the Supplier Portal upon signing of this Agreement.

“Thirds” means Products that contain one or more defects in workmanship or material that renders the Product unusable for its designed purpose or totally unsellable as a garment at any price.

“Total PO Price” shall mean the total price to be paid by LS&Co. to the Licensee for the entire quantity of Products ordered under a Purchase Order, delivered in due time and complying with the Specifications.

“VCOM Charges” means any charge backs or other expenses borne on behalf of LS&Co. and related to Deficient Delivery (including but not limited to cost of re-delivery or alternative delivery methods and any claims relating to quality issues or settlement).

Licensee and LS&Co. have read, and by signing below, agree to be bound by the terms and conditions contained in this Addendum. The parties have caused this Addendum to be executed by their duly authorized representatives.

[***] Indicates portions of this exhibit that have been omitted pursuant to a request for confidential treatment.

LEVI STRAUSS & CO.: By: ____________________________________ Name: ___________________________________ Its: _____________________________________	LICENSEE By: ___________________________________ Name: ___________________________________ Its: __________________________________

Exhibit A

(“Pricing”)

EXHIBIT C LEVI STRAUSS & CO. GLOBAL ANTI-BRIBERY & ANTI-CORRUPTION POLICY REVISED 2.4.13

Attachment A: Certification of Charitable Donation

Attachment B: Due Diligence Questionnaire Form

Attachment C: Annual Certification by Third Party

Attachment D: Annual Certification by relevant LS&CO Employees

Introduction

Our success as a company is built upon a foundation of integrity – a longstanding commitment to act with the highest ethical standards and to conduct business honestly and legally. Our Worldwide Code of Business Conduct reflects this commitment, offering guidelines and standards that define how we run our business.

The Global Anti-Bribery and Anti-Corruption Policy focuses on two of the Worldwide Code of Business Conduct standards: “Compliance with Laws, Rules and Regulations” and “Government Officials”. Its purpose is to help LS&CO. employees worldwide identify and avoid situations that could potentially violate anti-bribery and anti-corruption laws.

Understanding anti-bribery and anti-corruption laws is not always easy. Employees must be familiar with the rules described in this policy and regularly refresh their understanding of these rules. If this policy does not give you enough guidance on how to proceed in a particular situation, consult your Regional Compliance Officer or the Chief Compliance Officer whose contact details are in Section K.

Bribery is illegal and will expose both you and LS&CO. to fines and other penalties including imprisonment. It is also against our company values. For these reasons, compliance with this policy is mandatory for all employees of LS&CO. worldwide.

If you are aware of any employee who is involved in acts of bribery, you must report such conduct without delay to your Regional Compliance Officer or the Chief Compliance Officer. LS&CO. strictly prohibits retaliation against anyone for raising or helping to address this type of issue.

LS&CO. is committed to complying with such laws in all countries where it operates or where its products are sold or sourced. We all share responsibility for complying with this policy. I count on your support.

Thank you,

Chip Bergh

President and
Chief Executive Officer
Levi Strauss & Co.

A. Policy Statement and Scope

1.    Overall Statement of Policy

LS&CO. will only conduct business in compliance with the law. This means that we will not authorize, pay, promise or offer to give anything to a government official or to any private party in order to improperly influence that individual to act favorably towards LS&CO. We will not request or authorize any third party to make any such payment, promise or offer. This policy thus prohibits promising, offering, or giving anything of value to any party, including a customer, potential customer, business provider, or potential business provider, with the intention or appearance of improperly influencing its business decisions. Such behavior constitutes bribery and is unacceptable business conduct wherever LS&CO. operates or wherever its products are sold or sourced.

Failure to comply with any provision of this policy or other related company policy is a serious violation, and may result in disciplinary action, up to and including termination, as well as civil or criminal charges.

2.	Scope of the Policy

This policy defines the minimum standards that all LS&CO. employees worldwide must observe when dealing with government officials and also with private parties. If you are in a situation that may raise anti-bribery concerns or if you are uncertain about how to proceed, consult your manager, Regional Compliance Officer or the Chief Compliance Officer before acting. Additionally, if you suspect or have reason to suspect that an employee or business partner is even using his or her own funds to make improper payments, you must report your suspicions to your manager, Regional Compliance Officer or the Chief Compliance Officer. If you are uncomfortable raising the issue internally, you can also report your suspicions anonymously through the Ethics and Compliance Reportline.

Laws prohibiting commercial bribery (i.e., bribery of private individuals) also exist in many countries where LS&CO. operates or where its products are sold or sourced. This policy therefore prohibits both commercial bribery, as well as bribery of government officials. Additionally, you should consult the relevant sections of LS&CO.’s Worldwide Code of Business Conduct (see, for example, Conflicts of Interest, Family Members and Gifts), the Chief Compliance Officer or your Regional Compliance Officer. In case of doubt, you should assume that the bribery laws of the country where you work prohibit improper payments or gifts to employees of both government officials and private persons with whom LS&CO. does business.

3.    Overview of Applicable Anti-bribery Laws

Applicable anti-bribery laws prohibit payments and offers of things of value to government officials and private persons for an improper purpose. LS&CO. complies with the requirements and restrictions of applicable anti-bribery laws. These laws apply to the worldwide conduct of LS&CO. and its officers, employees and agents, regardless of nationality. Generally, applicable anti-bribery laws prohibit LS&CO. and its officers, employees, agents, contractors and all others who perform services for or on its behalf from:

•	promising, authorizing, giving, or offering payment

•
of money or anything of value (including gifts, means and entertainment and non-cash gifts and other benefits, such as offers of employment, educational placement, and charitable donations to entities related to such individuals)

•	or providing

•	any other benefit

•	directly or indirectly (i.e. through third parties)

•	to a government official or to a private person

•	corruptly to induce the recipient to misuse his or her position or to obtain any

•	improper advantage

•	to win or retain business for LS&CO., or direct business to any person.

Violations of applicable anti-bribery laws can subject both LS&CO. and individual employees to civil and criminal penalties. The penalties for violation of applicable anti-bribery laws include fines and/or imprisonment. Applicable anti-bribery laws may also prohibit a company from reimbursing a director, officer, employee, or consultant for the amount of the fine involved. Individuals may be subject to criminal liability under applicable anti-bribery laws regardless of whether the company has been found guilty or prosecuted for a violation.

In addition, applicable anti-bribery laws and other rules also contain accounting provisions that prohibit the submission of false or misleading records (e.g. misstating the number of guests at a business dinner in an employee expense report). All expenditures must be recorded with sufficient detail to accurately and fairly reflect the transaction and/or disposition of the assets.

Regardless of the customs of a particular country, you must be careful to follow LS&CO. policies, local laws, and U.S. laws regarding doing business with government officials.

B. Who is a Government Official?

A government official includes anyone, regardless of rank, who holds a legislative, administrative or judicial position, whether appointed or elected or anyone who exercises a public function on behalf of any public agency or public enterprise anywhere where in the world, as well as officials or agents of public international organizations. It includes:

§
An officer or employee of any local, provincial or national government; (for example, members of parliament, police officers, firefighters, members of the military, tax authorities, customs inspectors, etc.)

§
A director, officer, representative, agent or employee of any government-owned or controlled business or company (meaning that the government owns at least 30% of the stock or business, or is its largest shareholder, or controls the entity through its management, board membership or other means);

§	An officer or employee of a public international organization (for example, the United Nations, International Olympic Committee, International Red Cross, World Bank, etc.);

§	Any person acting in an official capacity or on behalf of any government or public international organization (for example, an official advisor to a government);

§	Any officer or employee of a political party;

§	Any candidate for political office; and

§	A close relative (for example, parent, sibling, spouse or child) of any of the above.

C. What Are Some Examples of Bribery, Influencing Government Officials, and Improper Actions or Conduct in Favor of LS&CO.?

1. Some examples of bribery include, but are not limited, to the following:

§
Cash, cash equivalents (e.g., gift checks) or loans to government officials, an employee of a client, business partner, (Making such payments to related persons, such as family members or intermediaries may also constitute bribery);

§	Payments for travel or entertainment or other hospitality of any person, their family members or associates, except those allowed under Section D.1 below;

§	Favors, including offers of employment or internships to any person, their family members or associates in circumstances where it might create a sense of obligation on the part of the recipient;

§	Gifts (e.g. perfume, jewelry, use of club membership) to any person, their family members or associates, except those allowed under Section D.2 below;

§	Donations to a charity affiliated with or sponsored by any person, his/her family members or associates; and

§	Political contributions to political parties or candidates.

2. Examples of improperly influencing a person to act favorably towards LS&CO. include, but are not limited to, offering a gift, no matter how small in value where:

§	The person would not act if you did not make the gift, and you give a gift to increase the chances that the person will take such action; and

§	The person has the choice to act or not and makes a decision based on the gift.

3. Examples of providing improper business advantage include, but are not limited to, when a government official:

§	Overlooks a violation or tolerates non-compliance with relevant laws (e.g., environmental or worker safety laws) or company policies;

§	Does not perform a task that should otherwise be performed in accordance with that person’s duties (e.g., does not conduct a required inspection prior to issuing a permit);

§	Reduces customs duties; or

§	Grants a favorable tax treatment.

REMEMBER:

§	The mere appearance of influencing a government official or a private party may be sufficient to trigger an allegation that bribery has been committed.

§	Even an attempt to bribe a government official or a private party is unacceptable. It is still illegal even if the offer is not accepted or the payment does not achieve the desired outcome.

§
Even if there is no intent to exert improper influence over a government official or a private party, there is still a risk if the recipient is unduly influenced, or if the recipient perceives a gift as an attempt to influence him/her to act favorably towards LS&CO.

§	Even the perception of impropriety can cause embarrassment to LS&CO., damage its reputation and force the company to pay exorbitant litigation fees in its defense.

D. Travel, Entertainment and Gifts: Are They Bribes?

You should consult LS&CO’s Global Gifts Policy for our policies in respect of entertainment and gifts to private person, including a customer, potential customer, business provider, or potential business provider. The remainder of this section deals with travel and entertainment in respect of Government Officials.

1. Travel and Entertainment

The nature of LS&CO.’s business makes it unlikely that travel will be required by a government official in the course of legitimate business dealings with LS&CO. In rare instances where travel may be required, you MUST OBTAIN WRITTEN APPROVAL of the Regional Compliance Officer or Chief Compliance Officer before such travel is authorized.

In instances where business entertainment may be required, the following guidelines MUST be followed:

a.	The entertainment expenses must be permitted under local government rules, regulations or policies that apply to the government official(s) in question.

b.	Entertainment must be directly related to a government official’s participation in a business meeting with LS&CO.

c.
Entertainment must be reasonable, measured against (a) the prevailing market rates for similar expenditures; (b) the amount of the expenditure compared to the government official’s salary; and (c) custom, both locally and within the industry. Lavish or expensive travel or entertainment is prohibited.

d.
Entertainment should be limited to no more than $50 per event and no more than $200 total in one calendar year to the same person. In exceptional circumstances, the Regional Compliance Officer or Chief Compliance Officer may authorize an exception to the entertainment limit.

e.	Entertainment should be reasonable and not cause embarrassment to LS&CO. or damage its reputation.

f.
Entertainment, other than routine moderately-priced meals and refreshments, must be provided in an open and transparent manner (for example, by providing the supervisor(s) of the invited party with a formal written invitation that lays out the nature of the expenses and requires a written response); otherwise, it may be viewed as an attempt to influence an official act.

g.	No entertainment can be provided to any family member of a government official.

h.
Do not provide cash allowances or per diems; pay vendors directly for entertainment expenses. In the exceptional circumstance where a person needs to be reimbursed for such expenses, obtain original receipts which should contain itemized descriptions of the expenses incurred; this will ensure that s/he is not also seeking reimbursement from the government.

i.	Book all expenditures accurately in LS&CO. books and maintain records pursuant to section H below.

j.	Do not use personal funds to do something that would be prohibited under this Policy.

Examples of reasonable entertainment	Examples of prohibited entertainment

• Moderately-priced meals or tickets to events (no more than $50 USD per event/meal and not more than $200 total per calendar year to the same government official) during which an LS&CO employee is present and substantial legitimate business matters are discussed. If no LS&CO. employee is present at the event or meal, such entertainment is NOT allowed.

• This limit includes entertainment such as karaoke, concerts, or sporting events, as well as coffee, tea, snacks and meals.

• For example, if an employee took a government official to a baseball game and later that evening decided to take the same official to dinner, the baseball game and dinner would be considered one “entertainment event”. Therefore, the total cost for both dinner and baseball game should not exceed $50 USD for that person.

• Lavish and costly dinners • Adult entertainment • Frequent entertainment

2.    Gifts

Gifts to government officials and private parties are acceptable as long as they comply with the following guidelines:

þ	Gifts must conform with local laws.

þ
Gifts must be of nominal value (maximum value U.S.$50 or local equivalent), and the maximum amount for giving gifts to the same government official per calendar year is U.S.$200. In exceptional circumstances, the Regional Compliance Officer or Chief Compliance Officer may authorize a gift exceeding this limit, provided it is reasonable in value.

þ	Gifts must be given in an open and transparent manner and not to influence a government official’s or a private person’s action or conduct.

þ	Gifts must be infrequent and exclude family members of persons.

þ	All gifts must be properly recorded in LS&CO.’s books and records pursuant to Section H below.

x	Gifts must never be in cash or in cash equivalents.

x	Examples of gifts that typically meet the above requirements and are normally unproblematic include:

o	Small mementos and sales promotional items (e.g., mugs, pens or calendars) bearing LS&CO.’ s trademarks.

o	Customary or seasonal gifts of modest value not exceeding U.S. $50 and applicable under local law (e.g., congratulatory flowers or fruit baskets).

E. Charitable Donations: Are They Bribes?

Bona fide donations made pursuant to LS&CO.’s policies on donations are not bribes because they are made for a purely charitable purpose.

To ensure that no donation is used to camouflage a bribe, and that no donation can be misconstrued as a bribe, any donation given on behalf of LS&CO. should comply with the following guidelines:

§	Any request for a donation must be made in writing and must sufficiently describe the charitable purpose of the donation, any business reason for the donation, and all details about the recipient.

§	The recipient must be screened to ascertain that it is an organization capable of receiving charitable donations under local law.

§	The recipient must be screened to determine that it has no connection to a government official or private person who is in a position to act or make a decision in favor of LS&CO.

§
In case of doubt, a local lawyer of good standing approved in advance by the Legal Department should confirm that the donation is lawful under the written laws and regulations of the country where the donation will be made.

§	The donation must be approved in writing and in advance by the general/country manager or finance director.

§
The recipient must issue a written receipt of the donation specifying the amount and certifying that the donation will not benefit, directly or indirectly, any government official or private person. See Attachment A for the certification form to be signed by the recipient charitable organization.

§	The donation must be accurately recorded in the company’s books and records pursuant to Section H below.

E. Facilitating Payments: What Are These and Are They Allowed?

In some countries, it may be the local practice for businesses to make payments of small amounts to low-level government officials in order to expedite or “facilitate” routine government actions over which such officials have no discretion. Examples of routine, non-discretionary actions include providing police protection, granting visas or utility services, or clearing customs. Such payments are called “facilitating payments”.

Facilitating payments, whether legal or not in a country, are prohibited under this policy.

In extremely limited circumstances, however, LS&CO. may permit facilitating payments. You must consult the Regional Compliance Officer or Chief Compliance Officer BEFORE making or authorizing such a payment. Specific approval for each payment is required. If any such payments are approved, they must be accurately documented in the company’s books and records.

LS&CO. recognizes that its personnel operating outside of the U.S. may confront situations where payment is demanded to avoid physical harm. In these very limited circumstances, “Personal Safety Payments” may be made. Examples of such circumstances include:

•	Being stopped by persons claiming to be police, military, or paramilitary personnel, who demand payment as a condition of passage of persons;

•	Being threatened with imprisonment for a routine traffic or visa violation unless a payment is made; and

•	Being asked by persons claiming to be security personnel, immigration control, or health inspectors to pay for (or to avoid) an allegedly required inoculation or similar procedure.

Only under these or similar circumstances, and only where there is an imminent threat to the health or safety of LS&CO. personnel, may a Personal Safety Payment be made without prior approval.

If the need for a Personal Safety Payment can be anticipated, or if circumstances permit, the Regional Compliance Officer should be consulted before making any payment.

After a Personal Safety Payment is made, and as soon as possible (but no more than seven days) after the danger has passed, the payment must be reported to the Regional Compliance Officer, and on an expense report, reflecting accurately the amount paid, the recipient, the means of payment, and the circumstances under which the payment was made. The Regional Compliance Officer will investigate and document the circumstances surrounding the Personal Safety payment and work with LS&CO. finance department to ensure that the payment is promptly and accurately recorded in LS&CO.’s books and records. A copy of the report documenting the investigation will be provided to the Chief Compliance Officer by the Regional Compliance Officer.

G. Third Parties: Who Are They and Why Should We Care?

Bribery problems often involve third parties. In this policy, any individual or entity acting on behalf of or under the control of LS&CO. (such as agents, distributors, consultants or joint venture partners) is referred to as a “Third Party”.

Because anti-bribery laws prohibit “indirect” as well as direct payments and offers, LS&CO. and you may be held liable for the conduct of a Third Party when we know or reasonably should have known of such party’s unlawful conduct. Turning a “blind eye” or ignoring “red flags” that something may be wrong does not exonerate LS&CO. or you from criminal liability.

Authorizing a Third Party to do something that you cannot do directly is a violation of this policy.

LS&CO is responsible for the actions of third parties where we know, or consciously disregard a high probability, that the third party will offer or make a corrupt payment. Willful blindness (such as by ignoring or failing to investigate warning signs) is no defense. LS&CO is obligated to take adequate steps to prevent bribery when hiring agents and could be liable for any bribe paid by any person “associated” with LS&CO in order to obtain or retain business for LS&CO., or to obtain or retain an advantage in the conduct of business for LS&CO. This includes anyone who “performs a service” for LS&CO., not just official LS&CO “employees”.

Thus, LS&CO and you as an individual can be held criminally liable for payments by third party agents, joint venture partners, contractors, consultants, and representatives. For this reason, you must pay special attention to all dealings with such parties.

1.     Due Diligence
Under certain circumstances, you must conduct a reasonable investigation, called due diligence, into the background, reputation, and business capabilities of a Third Party before entering into a contract. If your contract involves a Third Party representing LS&CO. with government officials, the Due Diligence Questionnaire Form (Attachment B) must be completed.

Examples of a Third Party representing LS&CO with government officials include but are not limited to the following:

•	Obtaining required permits, licenses or other official documents (operating license, tax certificate, etc.) on behalf of LS&CO.

•	Managing import or export requirements or deals directly with Customs Office

•	Communicating with any municipal agencies on behalf of LS&CO. (tax office, water department, etc.)

•	Overseeing tax and accounting related services for LS&CO.

•	Processing governmental papers, such as visas and work permits for LS&CO.

The Due Diligence Questionnaire Form consists of 2 parts. Part I contains the recommendation from the relevant LS&CO. employee and the approval of the relevant manager to engage the prospective Third Party. Part II is a Due Diligence Questionnaire to be completed by the prospective Third Party which will help identify potential red flags that may warrant further investigation.

If the Due Diligence Questionnaire Form is required, Parts I and II of the Due Diligence Form should be submitted to the Legal Department or Regional Compliance Officer as part of the contract review and risk management consultation process before a contract is signed. No applicable contract with a Third Party should be concluded until the Legal Department or Regional Compliance Officer has confirmed that the due diligence has been completed and is satisfactory for purposes of this policy.

A copy of the due diligence file shall be maintained in the Legal Department for each party/entity with whom LS&CO. ultimately enters into a contract.

If you have any doubt whether the Due Diligence Questionnaire Form is required, please contact the Legal Department for assistance.

2.    Compensation and Payments to Third Parties

Compensation to Third Parties must be commercially reasonable and commensurate with the tasks that they actually undertake. Contracts should generally provide fixed compensation for specific, identified tasks and should avoid large percentage-based commissions and success fees.

Payments to Third Parties must be made in accordance with the terms of their contracts; in particular, it is a violation of this policy to honor requests by Third Parties to vary the terms of contracts by:

•	Increasing or decreasing agreed amounts on any invoice if there is no factual, documented basis; or

•	Submitting multiple invoices if you suspect such invoices may be used in a manner contrary to LS&CO. standards, procedures or applicable laws or otherwise used improperly.

Contracts that provide for payments to parties other than the contracting party, or payments to countries other than the home country of the contracting party, must be approved in advance by the Regional Compliance Officer.

3.    Contractual Obligations of Third Parties

Contracts must contain provisions requiring Third Parties to make certain representations and warranties and to comply with all relevant anti-bribery laws. Signed originals of contracts should be filed in accordance with LS&CO.’s Global Contract Policy. Contact the Legal Department to ensure that these provisions are contained in your contracts.

4.    Annual Certification by Third Parties

Annual certifications should be obtained from Third Parties in the Form of Attachment C and submitted to the Regional Compliance Officer no later than March 31st of each year. The addresses for the Regional Compliance Officers are listed in Section K of this policy.

H. Record-Keeping

1.    What type of records must be kept?

LS&CO. is required to accurately record information regarding all payments the company makes or receives in reasonable detail, including the amount of the payment, the recipient, and the purpose for the expenditure. You must ensure that LS&CO. has accurate and timely information with respect to the amount and ultimate recipient of contract payments, commissions, and other payments. You must also document the purpose, and maintain all necessary approvals for the transaction. Records must be complete and truthful and financial accounting recorded in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

Any LS&CO. employee who creates a false or misleading entry, or fails to disclose payments or assets will be subject to immediate disciplinary action. If you learn of any false or misleading entries, or unrecorded payments, you should report it immediately to the Regional or Chief Compliance Officer.

2.    Restrictions on reimbursements and use of cash

LS&CO. will only pay reimbursements for goods, services, or other expenditures that are fully and properly supported by third party invoices or receipts. With the exception of normal and customary petty cash requirements, cash transactions in connection with LS&CO. business are to be avoided.

I. Reporting

If you are aware that any employee is involved in acts which violate this policy, you must report such conduct without delay to the Chief Compliance Officer or your Regional Compliance Office. LS&CO. strictly prohibits retaliation against anyone for raising or helping to address this type of issue. Additionally, if you have questions about this policy or an issue, please ask before you act by speaking with your supervisor or with your Regional Compliance Officer.

J. Annual Certification

Corporate officers, general/country managers, finance directors/managers, plant managers and plant finance managers must sign an annual compliance certification in the Form of Attachment D and submit it to the Compliance Department no later than January 31st of each year.

K. Legal Department/Compliance Officer Contacts

The Americas and Global        Europe, Middle East and North Africa
Chief Compliance Officer        Regional Compliance Officer
1155 Battery Street            Avenue Arnaud Fraiteur 15-23
San Francisco, CA 94111        1050 Brussels Belgium
Direct: 1 (415) 501-3165        Direct: 32 (2) 641-6200
Fax: 1 (415) 501-7650        Fax: 32 (2) 641-6136
E-mail: rseymore@levi.com        E-mail: sbesnardcorblet@levi.com

Asia Pacific and South & Central Africa
Regional Compliance Officer
1 Kim Seng Promenade
#16-01 Great World City East Tower
Singapore 237994 Republic of Singapore
Direct: 65 6730-7916
Fax: 65 6887 4975
E-mail: rseymore@levi.com

(Exhibit C continued)
Attachment C

THIRD PARTY CERTIFICATION OF COMPLIANCE
WITH LEVI STRAUSS & CO.’S
GLOBAL ANTI-BRIBERY POLICY

I hereby certify that I have reviewed LS&CO.’s Global Anti-Bribery & Anti-Corruption Policy and am familiar with its provisions. I hereby certify that, to the best of my knowledge and belief after reasonable investigation, I am not aware of any payments during the year ______ made by myself, or persons responsible to me that would cause LS&CO. to violate the provisions of its Global Anti-Bribery & Anti-Corruption Policy. I have attached hereto a record of all payments made to or for the benefit of any government official, political party official, or candidate for political office (including the reasons for such payments) that I made, approved, or about which I am aware, that occurred during the year to which this certification applies.

Date:_____________________	____________________________________
Signature over Printed Name of Authorized Signatory of Third Party

This certification should be returned by February 1, following the end of the preceding calendar year to Levi Strauss & Co.

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